Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following table should be read together with our consolidated financial statements and notes thereto included within Item 8, “Financial Statements and Supplementary Data” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this report. We have derived the selected financial data set forth in the table for each of the years ended December 31, 2008, 2007 and 2006 and at December 31, 2008 and 2007 from our consolidated financial statements appearing elsewhere in this report, which have been audited by Grant Thornton LLP, independent registered public accounting firm. We derived the financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 from our consolidated financial statements, which were audited by Grant Thornton LLP and are not included within this report.

The selected financial data set forth in the table include our historical consolidated financial statements, which have been adjusted to reflect the following:

•

In May 2009, we completed the sale of its NOARK gas gathering and interstate pipeline system (“NOARK”). In accordance with FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS No. 144”), APL has retrospectively adjusted its prior period consolidated financial statements to reflect the amounts related to the operations of NOARK as discontinued operations; and

•

The adoption of Statement of Financial Accounting Standards No. 160, “Non-Controlling Interest in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported and disclosed on the face of the consolidated statements of operations at amounts that include the amounts attributable to both the parent and the non-controlling interest. We adopted the requirements of SFAS No. 160 on January 1, 2009, and have reflected the retrospective application for all periods presented.

•

The adoption of Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings per Share” for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. We adopted the requirements of FSP EITF 03-6-1 on January 1, 2009 and have reflected the retroactive application for all periods presented.

•

The adoption of EITF Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” (“EITF No. 07-4”), an update of EITF No. 03-6, “Participating Securities and the Two-Class Method Under FASB Statement No. 128” (“EITF No. 03-6”). EITF 07-4 considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the two-class method. EITF 07-4 also considers whether the partnership agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. If distributions are contractually limited to the incentive distribution rights’ share of currently designated available cash for distributions as defined under the partnership agreement, undistributed earnings in excess of available cash should not be allocated to the incentive distribution rights. Under the guidance of EITF 07-4, our management believes that the partnership agreement contractually limits cash distributions to available cash and, therefore, undistributed earnings are no longer allocated to the incentive distribution rights. We adopted EITF No. 07-4 on January 1, 2009 and have reflected the retroactive application for all periods presented.

	Years Ended December 31,
	2008	2007(1)	2006	2005(2)	2004(3)
	(in thousands, except per unit and operating data)
Statement of operations data:
Revenue:
Natural gas and liquids	$1,342,782	$739,851	$348,504	$324,038	$72,364
Transportation, compression and other fees	64,489	46,491	36,068	24,773	18,800
Other income (loss), net	(55,504)	(174,129)	12,024	2,146	127

Total revenue and other income (loss), net	1,351,767	612,213	396,596	350,957	91,291

Costs and expenses:
Natural gas and liquids	1,080,940	576,415	294,142	275,649	58,707
Plant operating	60,835	34,667	15,722	10,557	2,032
Transportation and compression	11,249	6,235	4,946	3,101	2,260
General and administrative(4)	(1,838)	59,600	19,127	13,606	4,643
Depreciation and amortization	82,841	43,903	16,759	12,976	4,471
Goodwill impairment loss	676,860	—	—	—	—
Gain on early extinguishment of debt	(19,867)	—	—	—	—
Loss (gain) on arbitration settlement, net	—	—	—	138	(1,457)
Interest	85,991	62,592	23,698	13,448	2,301

Total costs and expenses	1,977,011	783,412	374,394	329,475	72,957

Income (loss) from continuing operations	(625,244)	(171,199)	22,202	21,482	18,334
Income from discontinued operations	20,546	30,830	11,581	5,353	—

Net income (loss)	(604,698)	(140,369)	33,783	26,835	18,334
(Income) loss attributable to non-controlling interests(5)	22,781	(3,940)	(118)	(1,083)	—
Preferred unit imputed dividend cost	(505)	(2,494)	(1,898)	—	—
Preferred unit dividends	(1,769)	—	—	—	—
Preferred unit dividend effect	—	(3,756)	—	—	—
Premium on preferred unit redemption	—	—	—	—	(400)

Net income (loss) attributable to common limited partners and the general partner	$(584,191)	$(150,559)	$31,767	$25,752	$17,934

Allocation of net income (loss) attributable to common limited partners and the general partner:
Common Limited Partner interest:
Continuing operations	$(615,583)	$(193,282)	$5,326	$12,171	$14,864
Discontinued operations	20,133	30,211	11,232	4,184	—

	(595,450)	(163,071)	16,558	16,355	14,864
General Partner interest:
Continuing operations	10,846	11,893	14,978	9,311	3,070
Discontinued operations	413	619	231	86	—

	11,259	12,512	15,209	9,397	3,070
Net income (loss) attributable to common limited partners and the general partner:
Continuing operations	(604,737)	(181,389)	20,304	21,482	17,934

Discontinued operations	20,546	30,830	11,463	4,270	—

	$(584,191)	$(150,559)	$31,767	$25,752	$17,934

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(14.43)	$(7.94)	$0.41	$1.37	$2.05
Discontinued operations	0.47	1.25	0.87	0.47	—

	$(13.96)	$(6.69)	$1.28	$1.84	$2.05

Diluted(6):
Continuing operations	$(14.43)	$(7.94)	$0.41	$1.37	$2.05
Discontinued operations	0.47	1.25	0.87	0.47	—

	$(13.96)	$(6.69)	$1.28	$1.84	$2.05

Balance sheet data (at period end):
Property, plant and equipment, net	$1,781,011	$1,505,319	$377,332	$319,081	$175,259
Total assets	2,413,196	2,875,451	786,884	742,726	216,785
Total debt, including current portion	1,493,427	1,229,426	324,083	259,625	54,452
Total partners’ capital	650,842	1,271,797	379,134	329,510	136,704

Cash flow data:
Net cash provided by (used in) operating activities	$(59,194)	$100,444	$60,920	$33,315	$24,301
Net cash used in investing activities	(292,944)	(2,024,643)	(104,499)	(409,607)	(150,905)
Net cash provided by financing activities	341,242	1,935,059	27,028	376,110	129,740

Other financial data (unaudited):
Gross margin(7)	$411,231	$263,532	$119,891	$79,711	$32,457
EBITDA(8)	260,887	(21,378)	82,321	52,791	25,106
Adjusted EBITDA(8)	316,548	183,496	87,140	56,509	25,596

Maintenance capital expenditures	$6,051	$7,659	$3,199	$1,682	$1,516
Expansion capital expenditures	294,672	113,174	75,609	49,071	7,635

Total capital expenditures	$300,723	$120,833	$78,808	$50,753	$9,151

Operating data (unaudited)(9):
Appalachia:
Average throughput volumes (mcfd)	87,299	68,715	61,892	55,204	53,343
Mid-Continent:
Velma system:
Gathered gas volume (mcfd)	63,196	62,497	60,682	67,075	56,441
Processed gas volume (mcfd)	60,147	60,549	58,132	62,538	55,202
Residue gas volume (mcfd)	47,497	47,234	45,466	50,880	42,659
NGL volume (bpd)	6,689	6,451	6,423	6,643	5,799
Condensate volume (bpd)	280	225	193	256	185
Elk City/Sweetwater system:
Gathered gas volume (mcfd)	280,860	298,200	277,063	250,717	—
Processed gas volume (mcfd)	232,664	225,783	154,047	119,324	—
Residue gas volume (mcfd)	210,399	206,721	140,969	109,553	—
NGL volume (bpd)	10,487	9,409	6,400	5,303	—
Condensate volume (bpd)	332	212	140	127	—
Chaney Dell system(10) :
Gathered gas volume (mcfd)	276,715	259,270	—	—	—
Processed gas volume (mcfd)	245,592	253,523	—	—	—
Residue gas volume (mcfd)	239,498	221,066	—	—	—
NGL volume (bpd)	13,263	12,900	—	—	—
Condensate volume (bpd)	791	572	—	—	—
Midkiff/Benedum system(10):
Gathered gas volume (mcfd)	144,081	147,240	—	—	—
Processed gas volume (mcfd)	135,496	141,568	—	—	—
Residue gas volume (mcfd)	92,019	94,281	—	—	—
NGL volume (bpd)	19,538	20,618	—	—	—
Condensate volume (bpd)	1,142	1,346	—	—	—

(1)	Includes our acquisition of control of a 100% interest in the Chaney Dell natural gas gathering system and processing plants and a 72.8% undivided joint interest in the Midkiff/Benedum natural gas gathering system and processing plants on July 27, 2007, representing approximately five months’ operations for the year ended December 31, 2007. Operating data for the Chaney Dell and Midkiff/Benedum systems represent 100% of its operating activity.
(2)	Includes our acquisition of Elk City on April 14, 2005, representing approximately eight and one-half months’ operations.
(3)	Includes our acquisition of the Velma system on July 16, 2004, representing approximately five and one-half months’ operations for the year ended December 31, 2004.
(4)	Includes non-cash compensation (income) expense of ($34.0) million, $36.3 million, $6.3 million, $4.7 million and $0.7 million for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively.
(5)	For the years ended December 31, 2008 and 2007, this represents Anadarko’s 5% non-controlling interest in the operating results of the Chaney Dell and Midkiff/Benedum systems, which we acquired on July 27, 2007.
(6)	For the years ended December 31, 2008, 2007 and 2006, potential common limited partner units issuable upon conversion of our $1,000 par value Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net income (loss) attributable to common limited partners as the impact of the conversion would have been anti-dilutive.
(7)	We define gross margin as revenue less purchased product costs. Purchased product costs include the cost of natural gas and NGLs that we purchase from third parties. Gross margin, as we define it, does not include plant operating and transportation and compression expenses as movements in gross margin generally do not result in directly correlated movements in these cost categories. Plant operating and transportation and compression expenses generally include the costs required to operate and maintain our pipelines and processing facilities, including salaries and wages, repair and maintenance expense, real estate taxes and other overhead costs. Our management views gross margin as an important performance measure of core profitability for our operations and as a key component of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses. The following table reconciles our net income (loss) to gross margin (in thousands):

	Years Ended December 31,
	2008	2007(1)	2006	2005(2)	2004(3)
Net income (loss)	$(604,698)	$(140,369)	$33,783	$26,835	$18,334
Adjustments:
Effect of prior period items(11)	—	—	1,090	(1,090)	—
Other (income) loss, net	55,504	174,129	(12,024)	(2,146)	(127)
Plant operating	60,835	34,667	15,722	10,557	2,032
Transportation and compression	11,249	6,235	4,946	3,101	2,260
General and administrative(4)	(1,838)	59,600	19,127	13,606	4,643
Depreciation and amortization	82,841	43,903	16,759	12,976	4,471
Goodwill impairment loss	676,860	—	—	—	—
Loss (gain) on arbitration settlement, net	—	—	—	138	(1,457)
Interest expense	85,991	62,592	23,698	13,448	2,301
Non-cash linefill loss (gain)(12)	7,797	(2,270)	820	—	—
Unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisition(13)	—	10,423	—	—	—
NOARK other (income) loss, net (included in income from discontinued operations)	15	(26)	(388)	(373)	—
NOARK transportation and compression (included in income from discontinued operations)	6,637	7,249	5,807	952	—
NOARK general and administrative (included in income from discontinued operations)	2,255	1,386	3,442	2	—
NOARK depreciation and amortization (included in income from discontinued operations)	7,283	7,079	6,235	978	—
NOARK asset impairment loss (included in income from discontinued operations)	21,648	—	—	—	—
NOARK interest (included in income from discontinued operations)	(1,148)	(1,066)	874	727	—

Gross margin	$411,231	$263,532	$119,891	$79,711	$32,457

(8)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated by adding to EBITDA other non-cash items such as compensation expenses associated with unit issuances, principally to directors and employees, and other cash items such as the non-recurring cash derivative early termination expense (see Note 14). EBITDA and Adjusted EBITDA are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA and Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies. The Adjusted EBITDA calculation below is similar to the EBITDA calculation under our credit facility.

Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as their cost of capital and its tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA and Adjusted EBITDA because they provide investors and management with additional information to better understand our operating performance and are presented solely as a supplemental financial measure. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as indicators of our operating performance or liquidity. The following table reconciles net income (loss) to EBITDA and EBITDA to Adjusted EBITDA (in thousands):

	Years Ended December 31,
	2008	2007(1)	2006	2005(2)	2004(3)
Net income (loss)	$(604,698)	$(140,369)	$33,783	$26,835	$18,334
Adjustments:
Effect of prior period items(11)	—	—	1,090	(1,090)	—
(Income) loss attributable to non-controlling interests from continuing operations	22,781	(3,940)	(118)	(1,083)	—
Interest expense	85,991	62,592	23,698	13,448	2,301
Depreciation and amortization	82,841	43,903	16,759	12,976	4,471
Goodwill loss, net of associated non-controlling interest	646,189	—	—	—	—
Unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisition(13)	—	10,423	—	—	—
NOARK depreciation and amortization (included within income from discontinued operations)	7,283	7,079	6,235	978	—
NOARK asset impairment (included within income from discontinued operations)	21,648	—	—	—	—
NOARK interest expense (included within income from discontinued operations)	(1,148)	(1,066)	874	727	—

EBITDA	$260,887	$(21,378)	$82,321	$52,791	$25,106

Adjustments:
Non-cash (gain) loss on derivative movements	(115,767)	169,424	(2,316)	(954)	(210)
Non-recurring cash derivative early termination expense(14)	197,641	—	—	—	—
Non-cash compensation (income) expense	(34,010)	36,306	6,315	4,672	700
Non-cash line fill loss (gain)(12)	7,797	(2,270)	820	—	—
Other non-cash items(15)	—	1,414	—	—	—

Adjusted EBITDA	$316,548	$183,496	$87,140	$56,509	$25,596

(9)	“Mcf” represents thousand cubic feet; “mcfd” represents thousand cubic feet per day; “bpd” represents barrels per day.
(10)	Volumetric data for the Chaney Dell and Midkiff/Benedum systems for the year ended December 31, 2007 represents volumes recorded for the 158-day period from July 27, 2007, the date of our acquisition, through December 31, 2007.
(11)	During June 2006, we identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which relate to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, we recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3% and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively.
(12)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory.
(13)	The acquisition of the Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisition’s effective date was July 1, 2007. As such, we receive the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with generally accepted accounting principles, we have only recorded the results of the acquired assets commencing on the closing date of the acquisition. The economic benefits of ownership we received from the acquired assets from July 1 to July 27, 2007 were recorded as a reduction of the consideration paid for the assets.

(14)	During the year ended December 31, 2008, we made net payments of $274.0 million, which resulted in a net cash expense recognized of $197.6 million, related to the early termination of derivative contracts that were principally entered into as proxy hedges for the prices received on the ethane and propane portion of our NGL equity volume. These derivative contracts were put into place simultaneously with our acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. These settlements were funded through our June 2008 issuance of 5.75 million common limited partner units in a public offering and issuance of 1.39 million common limited partner units to Atlas Pipeline Holdings, L.P. (NYSE: AHD), the owner of our general partner, and Atlas America, Inc. (NASDAQ: ATLS), the parent of Atlas Pipeline Holdings, L.P.’s general partner, in a private placement. In connection with this transaction, we also entered into an amendment to our credit facility to revise the definition of Consolidated EBITDA to allow for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of common equity.
(15)	Includes the cash proceeds received from the sale of our Enville plant and the non-cash loss recognized within our statements of operations.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information to assist in understanding our financial condition and results of operations. This discussion should be read in conjunction with our consolidated financial statements and related notes thereto appearing elsewhere in this report.

General

We are a publicly-traded Delaware limited partnership whose common units are listed on the New York Stock Exchange under the symbol “APL”. Our principal business objective is to generate cash for distribution to our unitholders. We are a leading provider of natural gas gathering services in the Anadarko and Permian Basins and the Golden Trend in the southwestern and mid-continent United States and the Appalachian Basin in the eastern United States. In addition, we are a leading provider of natural gas processing and treatment services in Oklahoma and Texas. Our business is conducted in the midstream segment of the natural gas industry through two reportable segments: our Mid-Continent operations and our Appalachian operations.

Through our Mid-Continent operations, we own and operate:

•	eight active natural gas processing plants with aggregate capacity of approximately 810 MMcfd and one treating facility with a capacity of approximately 200 MMcfd, located in Oklahoma and Texas; and

•

8,750 miles of active natural gas gathering systems located in Oklahoma, Kansas and Texas, which transport gas from wells and central delivery points in the Mid-Continent region to our natural gas processing and treating plants or third party pipelines.

Through our Appalachian operations, we own and operate 1,835 miles of natural gas gathering systems located in eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee. Through an omnibus agreement and other agreements between us and Atlas America, Inc., (“Atlas America” – NASDAQ: ATLS) and its affiliates, including Atlas Energy Resources, LLC and subsidiaries (“Atlas Energy”), a leading sponsor of natural gas drilling investment partnerships in the Appalachian Basin and a publicly-traded company (NYSE: ATN), we gather substantially all of the natural gas for our Appalachian Basin operations from wells operated by Atlas Energy. Among other things, the omnibus agreement requires Atlas Energy to connect to our gathering systems wells it operates that are located within 2,500 feet of our gathering systems. We are also party to natural gas gathering agreements with Atlas America and Atlas Energy under which we receive gathering fees generally equal to a percentage, typically 16%, of the selling price of the natural gas we transport.

Recent Events

In December 2008, we sold 10,000 newly-created 12% cumulative convertible Class B preferred units of limited partner interest (the “Class B Preferred Units”) to AHD for cash consideration of $1,000 per Class B Preferred Unit pursuant to a purchase agreement. AHD has the right, before March 30, 2009, to purchase an additional 10,000 Class B Preferred Units on the same terms. We used the proceeds from the sale of the Class B Preferred Units for general partnership purposes. The Class B Preferred Units will receive distributions of 12% per annum, paid quarterly on the same date as the distribution payment date for our common units. See “—Convertible Preferred Units – Class B Preferred Units”).

In December 2008, we repurchased approximately $60.0 million in face amount of our senior unsecured notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million in face amount of our 8.125% senior unsecured notes and approximately $27.0 million in face amount of our 8.75% senior unsecured notes. All of the senior unsecured notes repurchased have been retired and are not available for re-issue.

In June 2008, we sold 5,750,000 common units in a public offering at a price to the public of $37.52, resulting in approximately $206.6 million of net proceeds. Also in June 2008, we sold 278,000 common units to AHD and 1,112,000 common units to Atlas America, Inc. (NASDAQ: ATLS – “ATLS”), the parent of AHD’s general partner, in a private placement at a net price of $36.02, resulting in approximately $50.1 million of net proceeds. In addition, we received approximately $5.4 million from our general partner to maintain its aggregate 2% general partner interest in us.

The net proceeds from the public and private placement offerings of our common units were utilized to fund the early termination of a majority of derivative contracts that we entered into as proxy hedges for the prices we receive for the ethane and propane portion of our NGL equity volume. These derivative contracts, which related to production periods ranging from the end of second quarter of 2008 through the fourth quarter of 2009, were put in place simultaneously with our acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 (see “—Significant Acquisitions”). We estimate that we incurred a charge during the second quarter 2008 of approximately $10.6 million due to the decline in the price correlation of crude oil and ethane and propane. Our net income for the year ended December 31, 2008 includes a net $197.6 million cash derivative expense resulting from the aggregate net payments of $274.0 million to unwind a portion of these derivative contracts.

In June 2008, we issued $250.0 million of 10-year, 8.75% senior unsecured notes (the “8.75% Senior Notes”) in a private placement transaction. The sale of the 8.75% Senior Notes generated net proceeds of approximately $244.9 million, which was utilized to repay indebtedness under our senior secured term loan and revolving credit facility.

In June 2008, we obtained $80.0 million of increased commitments to our senior secured revolving credit facility, increasing our aggregate lender commitments to $380.0 million. In connection with this and the previously mentioned transactions, we also amended our senior secured credit facility to, among other things, exclude from the calculation of Consolidated EBITDA the costs associated with the termination of derivative instruments to the extent such costs are financed with or paid out of the net proceeds of an equity offering. In addition, consistent with several other recent energy master limited partnership agreements, our general partner’s managing board and conflicts committee approved an amendment to our limited partnership agreement which will allow the cash expenditure to terminate derivative contracts to not reduce distributable cash flow.

Subsequent Events

On May 4, 2009, we completed the sale of our NOARK gas gathering and interstate pipeline system to Spectra Energy Partners OLP, LP (NYSE: SEP) (“Spectra”) for net proceeds of $292.0 million in cash, net of working capital adjustments. We received an additional $2.5 million in cash in July 2009 upon the delivery of audited financial statements for the NOARK system assets to Spectra. We used the net proceeds from the transaction to reduce borrowings under our senior secured term loan and revolving credit facility (see “—Term Loan and Revolving Credit Facility”). We have recognized the sale of the NOARK system assets as discontinued operations within our consolidated financial statements.

On January 27, 2009, we and Sunlight Capital, the holder of outstanding Class A Preferred Units, agreed to amend certain terms of our existing preferred unit agreement. The amendment (a) increased the dividend yield from 6.5% to 12% per annum, effective January 1, 2009, (b) changed the conversion commencement date from May 8, 2008 to April 1, 2009, (c) changed the conversion price adjustment from $43.00 to $22.00, enabling the Class A Preferred Units to be converted at the lesser of $22.00 or 95% of the market value of our common units, and (d) changed the call redemption price from $53.22 to $27.25. Simultaneously with the execution of the amendment, we issued Sunlight Capital $15.0 million of our 8.125% senior unsecured notes due 2015 to redeem 10,000 Class A Preferred Units. We also agreed that we will redeem an additional 10,000 Class A Preferred Units for cash at the liquidation value on April 1, 2009. If Sunlight does not exercise its conversion right on or before June 2, 2009, we will redeem the then-remaining 10,000 Class A Preferred Units for cash or one-half for cash and one-half for our common limited partner units on July 1, 2009.

Significant Acquisitions

From the date of our initial public offering in January 2000 through December 2008, we have completed seven acquisitions at an aggregate cost of approximately $2.4 billion, including, most recently:

•

In July 2007, we acquired control of Anadarko Petroleum Corporation’s (“Anadarko” – NYSE: APC) 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Anadarko Assets”). At the date of acquisition, the Chaney Dell system included 3,470 miles of gathering pipeline and three processing plants, while the Midkiff/Benedum system included 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems, to which we contributed $1.9 billion and Anadarko contributed the Anadarko Assets. We funded the purchase price, in part, from our private placement of $1.125 billion of our common units to investors at a negotiated purchase price of $44.00 per unit. Of the $1.125 billion, $168.8 million of these units were purchased by Atlas Pipeline Holdings, the parent of our general partner. Our general partner, which holds all of our incentive distribution rights, has also agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to us through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter (see “—Partnership Distributions”). We funded the remaining purchase price from $830.0 million of proceeds from a senior secured term loan which matures in July 2014 and borrowings under our senior secured revolving credit facility that matures in July 2013 (see “—Term Loan and Credit Facility”). Our general partner also agreed that the resulting allocation of incentive distribution rights back to us would be after the general partner receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter (see “—Partnership Distributions”).

In connection with this acquisition, we reached an agreement with Pioneer Natural Resources Company, which currently holds an approximate 27.2% undivided joint venture interest in the Midkiff/Benedum system, whereby Pioneer has an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system, which began on June 15, 2008 and ended on November 1, 2008, and up to an additional 7.4% interest beginning on June 15, 2009 and ending November 1, 2009 (the aggregate 22.0% additional interest can be entirely purchased during the period beginning June 15, 2009 and ending on November 1, 2009). If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230 million, subject to certain adjustments, for the additional 22.0% interest if fully exercised. We will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.

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In May 2006, we acquired the remaining 25% ownership interest in NOARK from Southwestern Energy Company (“Southwestern”) for a net purchase price of $65.5 million, consisting of $69.0 million in cash to the seller, (including the repayment of the $39.0 million of outstanding NOARK notes at the date of acquisition), less the seller’s interest in working capital at the date of acquisition of $3.5 million. In October 2005, we acquired from Enogex, a wholly-owned subsidiary of OGE Energy Corp., all of the outstanding equity of Atlas Arkansas, which owned the initial 75% ownership interest in NOARK, for $163.0 million, plus $16.8 million for working capital adjustments and related transaction costs. NOARK’s principal assets include the Ozark Gas Transmission system, a 565-mile interstate natural gas pipeline, and Ozark Gas Gathering, a 365-mile natural gas gathering system. On May 4, 2009, we sold the NOARK system to Spectra Energy Partners OLP, LP (see “—Subsequent Events”).

Contractual Revenue Arrangements

Our principal revenue is generated from the transportation and sale of natural gas and NGLs. Variables that affect our revenue are:

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the volumes of natural gas we gather, transport and process which, in turn, depend upon the number of wells connected to our gathering systems, the amount of natural gas they produce, and the demand for natural gas and NGLs; and

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the transportation and processing fees we receive which, in turn, depend upon the price of the natural gas and NGLs we transport and process, which itself is a function of the relevant supply and demand in the mid-continent, mid-Atlantic and northeastern areas of the United States.

In our Appalachian region, substantially all of the natural gas we transport is for Atlas Energy under percentage-of-proceeds (“POP”) contracts, as described below, in which we earn a fee equal to a percentage, generally 16%, of the gross sales price for natural gas subject, in most cases, to a minimum of $0.35 to $0.40 per thousand cubic feet, or mcf, depending on the ownership of the well. Since our inception in January 2000, our Appalachian system transportation fee has exceeded this minimum generally. The balance of the Appalachian system natural gas we transport is for third-party operators generally under fixed-fee contracts.

Our Mid-Continent segment revenue consists of the fees earned from our transmission, gathering and processing operations. Under certain agreements, we purchase natural gas from producers and move it into receipt points on our pipeline systems, and then sell the natural gas, or produced NGLs, if any, off of delivery points on our systems. Under other agreements, we transport natural gas across our systems, from receipt to delivery point, without taking title to the natural gas. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. In connection with our gathering and processing operations, we enter into the following types of contractual relationships with our producers and shippers:

Fee-Based Contracts. These contracts provide for a set fee for gathering and processing raw natural gas. Our revenue is a function of the volume of natural gas that we gather and process and is not directly dependent on the value of the natural gas.

POP Contracts. These contracts provide for us to retain a negotiated percentage of the sale proceeds from residue natural gas and NGLs we gather and process, with the remainder being remitted to the producer. In this situation, we and the producer are directly dependent on the volume of the commodity and its value; we own a percentage of that commodity and are directly subject to its market value.

Keep-Whole Contracts. These contracts require us, as the processor, to purchase raw natural gas from the producer at current market rates. Therefore, we bear the economic risk (the “processing margin risk”) that the aggregate proceeds from the sale of the processed natural gas and NGLs could be less than the amount that we paid for the unprocessed natural gas. However, because the natural gas purchases contracted under keep-whole agreements are generally low in liquids content and meet downstream pipeline specifications without being processed, the natural gas can be bypassed around the processing plants on these systems and delivered directly into downstream pipelines during periods of margin risk. Therefore, the processing margin risk associated with a portion of our keep-whole contracts is minimized.

Recent Trends and Uncertainties

The midstream natural gas industry links the exploration and production of natural gas and the delivery of its components to end-use markets and provides natural gas gathering, compression, dehydration, treating, conditioning, processing, fractionation and transportation services. This industry group is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

We face competition for natural gas transportation and in obtaining natural gas supplies for our processing and related services operations. Competition for natural gas supplies is based primarily on the location of gas-gathering facilities and gas-processing plants, operating efficiency and reliability, and the ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price, delivery capabilities, flexibility, and maintenance of high-quality customer relationships. Many of our competitors operate as master limited partnerships and enjoy a cost of capital comparable to and, in some cases lower than, ours. Other competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas. We believe the primary difference between us and some of our competitors is that we provide an integrated and responsive package of midstream services, while some of our competitors provide only certain services. We believe that offering an integrated package of services, while remaining flexible in the types of contractual arrangements that we offer producers, allows us to compete more effectively for new natural gas supplies in our regions of operations.

As a result of our POP and keep-whole contracts, our results of operations and financial condition substantially depend upon the price of natural gas and NGLs. We believe that future natural gas prices will be influenced by supply deliverability, the severity of winter and summer weather and the level of United States economic growth. Based on historical trends, we generally expect NGL prices to follow changes in crude oil prices over the long term, which we believe will in large part be determined by the level of production from major crude oil exporting countries and the demand generated by growth in the world economy. The number of active oil and gas rigs has increased in recent years, mainly due to recent significant increases in natural gas prices, which could result in sustained increases in drilling activity during the current and future periods. However, energy market uncertainty could negatively impact North American drilling activity in the short term. Lower drilling levels over a sustained period would have a negative effect on natural gas volumes gathered and processed.

We are exposed to commodity prices as a result of being paid for certain services in the form of natural gas, NGLs and condensate rather than cash. We closely monitor the risks associated with commodity price changes on our future operations and, where appropriate, use various commodity instruments such as natural gas, crude oil and NGL contracts to hedge a portion of the value of our assets and operations from such price risks. We do not realize the full impact of commodity price changes because some of our sales volumes were previously hedged at prices different than actual market prices. A 10% change in the average price of NGLs, natural gas and condensate we process and sell, based on estimated unhedged market prices of $0.76 per gallon, $6.50 per mmbtu and $55.00 per barrel for NGLs, natural gas and condensate, respectively, would change our gross margin for the twelve-month period ending December 31, 2009 by approximately $25.3 million.

Currently, there is an unprecedented level of uncertainty in the financial markets. This uncertainty presents additional potential risks to us. These risks include the availability and costs associated with our borrowing capabilities and raising additional capital, and an increase in the volatility of the price of our common units. While we have no definitive plans to access the capital markets, should we decide to do so in the near future, the terms, size, and cost of new debt or equity could be less favorable than in previous transactions.

Results of Operations

The following table illustrates selected volumetric information related to our reportable segments for the periods indicated:

	Years Ended December 31,
	2008	2007	2006
Operating data(1):
Appalachia:
Average throughput volumes (mcfd)	87,299	68,715	61,892
Mid-Continent:
Velma system:
Gathered gas volume (mcfd)	63,196	62,497	60,682
Processed gas volume (mcfd)	60,147	60,549	58,132
Residue gas volume (mcfd)	47,497	47,234	45,466
NGL volume (bpd)	6,689	6,451	6,423
Condensate volume (bpd)	280	225	193
Elk City/Sweetwater system:
Gathered gas volume (mcfd)	280,860	298,200	277,063
Processed gas volume (mcfd)	232,664	225,783	154,047
Residue gas volume (mcfd)	210,399	206,721	140,969
NGL volume (bpd)	10,487	9,409	6,400
Condensate volume (bpd)	332	212	140
Chaney Dell system(2) :
Gathered gas volume (mcfd)	276,715	259,270	—
Processed gas volume (mcfd)	245,592	253,523	—
Residue gas volume (mcfd)	239,498	221,066	—
NGL volume (bpd)	13,263	12,900	—
Condensate volume (bpd)	791	572	—
Midkiff/Benedum system(2):
Gathered gas volume (mcfd)	144,081	147,240	—
Processed gas volume (mcfd)	135,496	141,568	—
Residue gas volume (mcfd)	92,019	94,281	—
NGL volume (bpd)	19,538	20,618	—
Condensate volume (bpd)	1,142	1,346	—

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.
(2)	Volumetric data for the Chaney Dell and Midkiff/Benedum systems for the year ended December 31, 2007 represents volumes recorded for the 158-day period from July 27, 2007, the date of acquisition, through December 31, 2007.

Financial Presentation

On May 4, 2009, we completed the sale of our NOARK gas gathering and interstate pipeline system (see “—Subsequent Events”). As such, we have adjusted the prior period consolidated financial information presented to reflect the amounts related to the operations of the NOARK gas gathering and interstate pipeline system as discontinued operations.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue. Natural gas and liquids revenue was $1,342.8 million for the year ended December 31, 2008, an increase of $602.9 million from $739.9 million for the prior year. The increase was primarily attributable to an increase in revenue contribution from the Chaney Dell and Midkiff/Benedum systems, which we acquired in July 2007, of $512.8 million, and an increase from the Velma and Elk City/Sweetwater systems of $26.6 million and $61.8 million, respectively, due primarily to higher average commodity prices over the full year and an increase in volumes. Processed natural gas volume on the Chaney Dell system was 245.6 MMcfd for the year ended December 31, 2008, a decrease of 3.1% compared to 253.5 MMcfd for the period from its July 2007 acquisition to December 31, 2007. The Midkiff/Benedum system had processed natural gas volume of 135.5 MMcfd for the year ended December 31, 2008, a decrease of 4.3% compared to 141.6 MMcfd for the period from its July 2007 acquisition to December 31, 2007 due to the adverse effects of a hurricane which struck the surrounding area in September 2008. Processed natural gas volume averaged 60.1 MMcfd on the Velma system for the year ended December 31, 2008, a decrease of 0.7% from the comparable prior year. However, the Velma system increased its NGL production volume by 3.7% when compared to the prior year to 6,689 bpd for the year ended December 31, 2008, representing an increase in production efficiency. Processed natural gas volume on the Elk City/Sweetwater system averaged 232.7 MMcfd for the year ended December 31, 2008, an increase of 3.0% from the prior year. NGL production volume for the Elk City/Sweetwater system was 10,487 bpd, an increase of 11.5% from the prior year, as production efficiency of the processing plants has increased. We enter into derivative instruments solely to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. See further discussion of derivatives under Note 10 under Item 8, “Financial Statements and Supplementary Data”.

Transportation, compression and other fee revenue increased to $64.5 million for the year ended December 31, 2008 compared with $46.5 million for the prior year. This $18.0 million increase was primarily due to an $11.0 million increase from the Appalachia system due to higher throughput volume and a higher average transportation rate, $5.4 million of a full year’s contributions from the Chaney Dell and Midkiff/Benedum systems, and an increase of $1.7 million associated with the Elk City/Sweetwater system. The Appalachia system’s average throughput volume was 87.3 MMcfd for the year ended December 31, 2008 as compared with 68.7 MMcfd for the prior year, an increase of 18.6 MMcfd or 27.0%. The increase in the Appalachia system average daily throughput volume was principally due to new wells connected to our gathering system, the acquisition of the McKean processing plant and gathering system in central Pennsylvania for $6.1 million in August 2007, and the acquisition of the Vinland processing plant and gathering system in northeastern Tennessee for $9.1 million in February 2008.

Other income (loss) net, including the impact of certain gains and losses recognized on derivatives, was a loss of $55.5 million for the year ended December 31, 2008, which represents a favorable movement of $118.6 million from the prior year loss of $174.1 million. This favorable movement was due primarily to a $356.8 million favorable movement in non-cash mark-to-market adjustments on derivatives, partially offset by a net cash loss of $200.0 million and a non-cash derivative loss of $39.2 million related to the early termination of a portion of our derivative contracts (see “—Recent Events”), and an unfavorable movement of $1.5 million related to cash settlements on derivatives that were not designated as hedges. The $356.8 million favorable movement in non-cash mark-to-market adjustments on derivatives was due principally to a decrease in forward crude oil market prices from December 31, 2007 to December 31, 2008 and their favorable mark-to-market impact on certain non-hedge derivative contracts we have for production volumes in future periods. For example, average forward crude oil prices, which are the basis for adjusting the fair value of our crude oil derivative contracts, at December 31, 2008 were $56.94 per barrel, a decrease of $32.95 per barrel from average forward crude oil market prices at December 31, 2007 of $89.89 per barrel. We enter into derivative instruments principally to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. See further discussion of derivatives under “—7A Quantitative and Qualitative Discussion About Market Risk”.

Costs and Expenses. Natural gas and liquids cost of goods sold of $1,080.9 million and plant operating expenses of $60.8 million for the year ended December 31, 2008 represented increases of $504.5 million and $26.1 million, respectively, from the prior year amounts due primarily to an increase of $453.2 million in natural gas and liquids cost of goods sold and a $23.0 million increase in plant operating expenses from a full year’s contribution from the Chaney Dell and Midkiff/Benedum systems, and higher average commodity prices for the full year and an increase in production volume on the Velma and Elk City/Sweetwater systems. Transportation and compression expenses increased $5.0 million to $11.2 million for the year ended December 31, 2008 due to an increase in Appalachia system operating and maintenance costs as a result of increased capacity, additional well connections and operating costs of the McKean and Vinland processing plants and gathering systems.

General and administrative expense (income), including amounts reimbursed to affiliates, decreased $61.4 million to income of $1.8 million for the year ended December 31, 2008 compared with expense of $59.6 million for the prior year. The decrease was primarily related to a $70.3 million decrease in non-cash compensation expense, partially offset by higher costs of managing our operations, including the Chaney Dell and Midkiff/Benedum systems acquired in July 2007 and capital-raising and strategic activities. The decrease in non-cash compensation expense was principally attributable to a $36.3 million gain recognized during the year ended December 31, 2008 in comparison to an expense of $33.4 million for the prior year for certain common unit awards for which the ultimate amount to be issued was determined after the completion of our 2008 fiscal year and was based upon the financial performance of certain acquired assets (see Note 15 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data”). The gain was the result of a significant change in our common unit market price at December 31, 2008 when compared with the December 31, 2007 price, which was utilized in the estimate of the non-cash compensation expense for these awards, and lower financial performance of the certain assets acquired in comparison to estimated performance.

Depreciation and amortization increased to $82.8 million for the year ended December 31, 2008 compared with $43.9 million for the year ended December 31, 2007 due primarily to the depreciation associated with our Chaney Dell and Midkiff/Benedum acquired assets and our expansion capital expenditures incurred subsequent to December 31, 2007.

Interest expense increased to $86.0 million for the year ended December 31, 2008 as compared with $62.6 million for the prior year. This $23.4 million increase was primarily due to a $14.7 million increase in interest expense associated with the term loan issued in connection with our acquisition of the Chaney Dell and Midkiff/Benedum systems (see “—Term Loan and Credit Facility”) and $11.1 million of interest expense related to our additional senior notes issued during June 2008 (see “—Recent Events”).

Goodwill impairment loss of $676.9 million for the year ended December 31, 2008 consisted of a $676.9 million impairment charge to our goodwill as a result of our annual goodwill impairment test. The goodwill impairment resulted from the reduction of our estimate of the fair value of goodwill in comparison to its carrying amount at December 31, 2008. The estimate of fair value of goodwill was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. Our estimates were subjective and based upon numerous assumptions about future operations and market conditions, which are subject to change.

Gain on early extinguishment of debt of $19.9 million for the year ended December 31, 2008 resulted from our repurchase of approximately $60.0 million in face amount of our Senior Notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million in face amount of our 8.125% Senior Notes and approximately $27.0 million in face amount of our 8.75% Senior Notes. All of the Senior Notes repurchased have been retired and are not available for re-issue (see“—Recent Events”).

Income from discontinued operations consists of amounts associated with the NOARK gas gathering and interstate pipeline system, which we sold on May 4, 2009 (see “—Subsequent Events”). Income from discontinued operations decreased to $20.5 million for the year ended December 31, 2008 compared with $30.8 million for the prior year. The decrease was due primarily to a $21.6 million write-off of costs related to a pipeline expansion project, partially offset by an increase of $5.9 million for natural gas and liquids revenue. The write-off of costs incurred consisted of preliminary construction and engineering costs as well as a vendor deposit for the manufacture of pipeline which expired in accordance with a contractual arrangement.

Loss attributable to non-controlling interests was $22.8 million for the year ended December 31, 2008 compared with income attributable to non-controlling interests of $3.9 million for the prior year. This change was primarily due to lower net income for the Chaney Dell and Midkiff/Benedum joint ventures, which were formed to effect our acquisition of control of the respective systems. The decrease in net income of the Chaney Dell and Midkiff/Benedum joint ventures was principally due to the goodwill impairment charge of $613.4 million for the goodwill originally recognized upon acquisition of these systems. The non-controlling interest expense represents Anadarko’s 5% interest in the net income of the Chaney Dell and Midkiff/Benedum joint ventures.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenue. Natural gas and liquids revenue was $739.9 million for the year ended December 31, 2007, an increase of $391.4 million from $348.5 million for the prior year. The increase was primarily attributable to revenue contribution from the Chaney Dell and Midkiff/Benedum systems, which we acquired in July 2007, of $344.2 million, an increase of $26.5 million from the Elk City/Sweetwater system due primarily to an increase in volumes, which includes processing volumes from the newly constructed Sweetwater gas plant, and an increase of $18.5 million from the Velma system due primarily to an increase in volumes. Processed natural gas volume on the Chaney Dell system was 253.5 MMcfd for the period from July 27, 2007, the date of acquisition, to December 31, 2007, while the Midkiff/Benedum system had processed natural gas volume of 141.6 MMcfd for the same period. Processed natural gas volume on the Elk City/Sweetwater system averaged 225.8 MMcfd for the year ended December 31, 2007, an increase of 46.6% from the prior year. Processed natural gas volume averaged 60.5 MMcfd on the Velma system for the year ended December 31, 2007, an increase of 4.2% from the prior year. We enter into derivative instruments solely to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices.

Transportation, compression and other fee revenue increased to $46.5 million for the year ended December 31, 2007 compared with $36.1 million for the prior year. This $10.4 million increase was primarily due to $4.0 million of contributions from the Chaney Dell and Midkiff/Benedum systems, a $3.5 million increase from the Appalachia system, and an increase of $2.9 million associated with the Elk City/Sweetwater system. The Appalachia system’s average throughput volume was 68.7 MMcfd for the year ended December 31, 2007 as compared with 61.9 MMcfd for the prior year, an increase of 6.8 MMcfd or 11.0%. The increase in the Appalachia system average daily throughput volume was principally due to new wells connected to our gathering system and throughput associated with the acquisition of a processing plant and gathering system in August 2007.

Other income (loss), net, including the impact of non-cash gains and losses recognized on derivatives, was a loss of $174.1 million for the year ended December 31, 2007, a decrease of $186.1 million from the prior year. This decrease was due primarily to a $169.4 million non-cash derivative loss for the year ended December 31, 2007 compared with a $5.7 million non-cash derivative gain for the year ended December 31, 2006, an unfavorable movement of $175.1 million. This change in the non-cash impact of derivatives was the result of commodity price movements and their unfavorable impact on derivative contracts we have for production volumes in future periods. We recorded $130.1 million of non-cash derivative losses during the fourth quarter 2007, when forward crude oil prices for the duration of our derivative contracts, which are the basis for adjusting the fair value of our derivative contracts, increased from an average price of $74.78 per barrel at September 30, 2007 to $89.89 per barrel at December 31, 2007, an increase of $15.11. We enter into derivative instruments solely to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices.

Costs and Expenses. Natural gas and liquids cost of goods sold of $576.4 million and plant operating expenses of $34.7 million for the year ended December 31, 2007 represented increases of $282.3 million and $18.9 million, respectively, from the prior year amounts due primarily to contribution from the Chaney Dell and Midkiff/Benedum acquisition and an increase in gathered and processed natural gas volumes on the Elk City/Sweetwater system, which includes contributions from the Sweetwater processing facility. Transportation and compression expenses increased $1.3 million to $6.2 million for the year ended December 31, 2007 due to higher Appalachia system operating and maintenance costs as a result of increased capacity and additional well connections.

General and administrative expenses, including amounts reimbursed to affiliates, increased $40.5 million to $59.6 million for the year ended December 31, 2007 compared with $19.1 million for the prior year. This increase was mainly due to a $30.0 million increase in non-cash compensation expense related to vesting of phantom and common unit awards (see Note 15 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data”) and higher costs associated with managing our business, including management time related to acquisition and capital raising opportunities.

Depreciation and amortization increased to $43.9 million for the year ended December 31, 2007 compared with $16.8 million for the year ended December 31, 2006 due primarily to the depreciation associated with our Chaney Dell and Midkiff/Benedum acquired assets and our expansion capital expenditures incurred between the periods, including the Sweetwater processing facility.

Interest expense increased to $62.6 million for the year ended December 31, 2007 as compared with $23.7 million for the prior year. This $38.9 million increase was primarily due to interest associated with the $830.0 million term loan issued in connection with our acquisition of the Chaney Dell and Midkiff/Benedum systems and a $5.1 million increase in the amortization of deferred finance costs principally due to $5.0 million of accelerated amortization associated with the replacement of our previous credit facility with a new credit facility in July 2007 (see “—Term Loan and Credit Facility”).

Income from discontinued operations consists of amounts associated with the NOARK gas gathering and interstate pipeline system, which we sold on May 4, 2009 (see “—Subsequent Events”). Income from discontinued operations increased to $30.8 million for the year ended December 31, 2007 compared with $11.5 million for the prior year. The increase was due primarily to an increase of $10.4 million from the transportation revenues associated with the NOARK gathering system and a decrease in the NOARK system natural gas purchases.

Income attributable to non-controlling interests of $3.9 million for the year ended December 31, 2007 represents Anadarko’s 5% ownership interest in the net income of the Chaney Dell and Midkiff/Benedum joint ventures, which were formed to effect our acquisition of control of the respective systems. Income attributable to non-controlling interests of $0.1 million for the year ended December 31, 2006 represents Southwestern’s 25% ownership interest in the net income of NOARK through May 2, 2006, the date which we acquired this remaining ownership interest.

During June 2006, we identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which relate to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, we recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3% and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively. Our management believes that the impact of these adjustments is immaterial to our prior financial statements.

Liquidity and Capital Resources

General

Our primary sources of liquidity are cash generated from operations and borrowings under our credit facility. Our primary cash requirements, in addition to normal operating expenses, are for debt service, capital expenditures and quarterly distributions to our common unitholders and general partner. In general, we expect to fund:

•	cash distributions and maintenance capital expenditures through existing cash and cash flows from operating activities;

•	expansion capital expenditures and working capital deficits through the retention of cash and additional borrowings; and

•	debt principal payments through additional borrowings as they become due or by the issuance of additional limited partner units.

We had $302.0 million outstanding under our $380.0 million senior secured credit facility at December 31, 2008 and $5.9 million of outstanding letters of credit, which are not reflected as borrowings on our consolidated balance sheet, with $72.1 million of remaining committed capacity under the credit facility, subject to covenant limitations (see “—Term Loan and Credit Facility”). We were in compliance with the credit facility’s covenants at December 31, 2008. At December 31, 2008, we had a working capital deficit of $48.8 million compared with a $78.2 million working capital deficit at December 31, 2007. This increase in working capital was primarily due to a $95.4 million increase in the current portion of net hedge receivable, partially offset by a $12.5 million increase in accounts payable and accrued liabilities and a $40.7 million decrease in accounts receivable. We believe that we have sufficient liquid assets, cash from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could adversely affect our cashflow. We may need to supplement our cash generation with proceeds from financing activities, including borrowings under our credit facility and other borrowings, the issuance of additional limited partner units and sales of our assets.

Recent instability in the financial markets, as a result of recession or otherwise, has increased the cost of capital while the availability of funds from those markets has diminished significantly. This may affect our ability to raise capital and reduce the amount of cash available to fund our operations. We rely on our cash flow from operations and our credit facility to execute our growth strategy and to meet our financial commitments and other short-term liquidity needs. We cannot be certain that additional capital will be available to the extent required and on acceptable terms.

Cash Flows – Year Ended December 31, 2008 Compared to Year December 31, 2007

Net cash used in operating activities of $59.2 million for the year ended December 31, 2008 represented a decrease of $159.6 million from $100.4 million of net cash provided by operating activities for the prior year. The decrease was derived principally from a $208.9 million unfavorable movement in net income (loss) excluding non-cash charges, partially offset by a $43.9 million increase in cash flows from working capital changes and a $6.7 million increase in cash provided by our discontinued operations. The decrease in net income (loss) excluding non-cash charges was principally due to the $197.6 million net unfavorable cash impact from the early termination of certain derivative instruments during the year ended December 31, 2008. The non-cash charges which impacted net income (loss) include a $378.2 million increase in non-cash derivative gains, a $70.3 million decrease in non-cash compensation expense and a $19.9 million non-cash gain on the extinguishment of long-term debt, partially offset by a $676.9 million increase in goodwill impairment loss and a $38.9 million increase in depreciation and amortization expense. The movement in non-cash derivative gains and losses resulted from decreases in commodity prices at December 31, 2008 compared with the prior year end and their favorable mark-to-market impact on the fair value of derivative contracts we have for future periods.

The increase in depreciation and amortization principally resulted from our acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007. The increase in goodwill impairment loss was due to our goodwill impairment charge of $676.9 million. The decrease in non-cash compensation expense was principally attributable to a mark-to-market gain recognized during the year ended December 31, 2008 for certain common unit awards for which the ultimate amount to be issued was determined after the completion of our 2008 fiscal year. The mark-to-market gain was the result of a decrease in our common unit market price at December 31, 2008 when compared with the December 31, 2007 price, which was utilized in the estimate of the non-cash compensation expense for these awards.

Net cash used in investing activities was $292.9 million for the year ended December 31, 2008, a decrease of $1,731.7 million from $2,024.6 million for the prior year. This decrease was principally due to a $1,915.9 million decrease in net cash paid for acquisitions, partially offset by a $179.9 million increase in capital expenditures and a $6.3 million increase in cash used in our discontinued operations. Net cash paid for acquisitions of $1,884.5 million in the prior year represents the net amount paid for our acquisition of the Chaney Dell and Midkiff/Benedum systems. The $31.4 million of net cash received for acquisition in the current period principally represents the reimbursement of state sales tax initially paid for our prior year acquisition of the Chaney Dell and Midkiff/Benedum systems. See further discussion of capital expenditures under “—Capital Requirements”.

Net cash provided by financing activities was $341.2 million for the year ended December 31, 2008, a decrease of $1,593.9 million from $1,935.1 million for the prior year. This decrease was principally due to an $858.2 million decrease from the net proceeds of issuance of our common units, a $572.3 million decrease from the net proceeds of issuance of long-term debt, a $162.9 million increase in repayments of long-term debt, and a $107.4 million increase in cash distributions to common limited partners and the general partner, partially offset by a $130.0 million increase in borrowings under our revolving credit facility. The decrease in net proceeds of issuance of our common units and long-term debt were due to the prior year financing of our acquisition of the Chaney Dell and Midkiff/Benedum systems. The repayments of long-term debt were associated with our issuance of $250.0 million 8.75% Senior Notes in June 2008, the net proceeds of which were utilized to repay indebtedness under our senior secured term loan and revolving credit facility and our repurchase of approximately $60.0 million in face amount of our Senior Notes for an aggregate purchase price of approximately $40.1 million during the year ended December 31, 2008 (see “—Recent Events”). The increase in net borrowings under our revolving credit facility was principally utilized to finance our capital expenditures during the period.

Cash Flows – Year Ended December 31, 2007 Compared to Year December 31, 2006

Net cash provided by operating activities of $100.4 million for the year ended December 31, 2007 represented an increase of $39.5 million from $60.9 million for the prior year. The increase was derived principally from a $47.0 million increase in net income excluding non-cash charges and a $4.1 million increase in cash provided by our discontinued operations, partially offset by a $5.5 million decrease in cash flow from working capital changes. This increase in net income excluding non-cash charges was principally due to the contributions from the Chaney Dell and Midkiff/Benedum systems, which were acquired in July 2007. The non-cash charges which impacted net income include a $171.7 million favorable movement in derivative non-cash gains and losses, a $30.0 million increase in non-cash compensation expense, a $27.1 million increase in depreciation and amortization and a $5.1 million increase in amortization of deferred finance costs. The movement in derivative non-cash gains and losses resulted from commodity price movements and their unfavorable impact on derivative contracts we have for future periods. The increase in non-cash compensation expense was due to an increase in common unit awards estimated by management to be issued under incentive compensation agreements to certain key employees as a result of the acquisition of the Chaney Dell and Midkiff/Benedum systems. The increase in depreciation and amortization resulted from our acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007.

Net cash used in investing activities was $2,024.6 million for the year ended December 31, 2007, an increase of $1,920.1 million from $104.5 million for the prior year. This increase was principally due to the $1,884.5 million of net cash paid for acquisition for the year ended December 31, 2007. Net cash paid for acquisition for the year ended December 31, 2007 represents the net amount paid for our acquisition of the Chaney Dell and Midkiff/Benedum systems. Also affecting the change in net cash used in investing activities was a $42.0 million increase in capital expenditures, a $16.1 million decrease in cash used in our discontinued operations, a $7.0 million decrease in cash proceeds received from the sale of assets, and a $1.5 million decrease in net cash proceeds received from APL’s settlement of an insurance claim which occurred during the prior year. The decrease in cash proceeds received from the sale of assets resulted from the sale of certain gathering pipelines within the Velma system during the year ended December 31, 2006. See further discussion of capital expenditures under “—Capital Requirements”.

Net cash provided by financing activities was $1,935.1 million for the year ended December 31, 2007, an increase of $1,908.1 million from $27.0 million of net cash provided by financing activities for the prior year. This increase was principally due to a $1,095.4 million increase in net proceeds from the issuance of our common units, a $789.1 million increase in net proceeds from the issuance of long-term debt, a $39.0 million decrease in cash used in our discontinued operations, a $38.5 million net increase in borrowings under our revolving credit facility and a $21.9 million increase in capital contributions. These amounts were partially offset by a $39.9 million decrease in net proceeds from the issuance of our cumulative convertible preferred units and a $27.6 million increase in distributions paid to our common limited unitholders. The increase in net proceeds from the issuance of our common units, net proceeds from the issuance of our long-term debt, and capital contributions resulted from transactions undertaken during July 2007 to finance our acquisition of the Chaney Dell and Midkiff/Benedum systems.

Capital Requirements

Our operations require continual investment to upgrade or enhance existing operations and to ensure compliance with safety, operational, and environmental regulations. Our capital requirements consist primarily of:

•	maintenance capital expenditures to maintain equipment reliability and safety and to address environmental regulations; and

•	expansion capital expenditures to acquire complementary assets and to expand the capacity of our existing operations.

The following table summarizes maintenance and expansion capital expenditures, excluding amounts paid for acquisitions, for the periods presented (in thousands):

	Years Ended December 31,
	2008	2007	2006
Maintenance capital expenditures	$6,051	$7,659	$3,199
Expansion capital expenditures	294,672	113,174	75,609

Total	$300,723	$120,833	$78,808

Expansion capital expenditures increased to $294.7 million for the year ended December 31, 2008 due principally to the expansion of our gathering systems and upgrades to processing facilities and compressors to accommodate new wells drilled in our service areas, including the construction of a 60 MMcfd expansion of our Sweetwater processing plant. The decrease in maintenance capital expenditures for the year ended December 31, 2008 when compared with the prior year was due to fluctuations in the timing of our scheduled maintenance activity. As of December 31, 2008, we are committed to expend approximately $90.3 million on pipeline extensions, compressor station upgrades and processing facility upgrades.

Expansion capital expenditures increased to $113.2 million for the year ended December 31, 2007, due principally to expansions of the Appalachia, Velma and Elk City/Sweetwater, Chaney Dell and Midkiff/Benedum gathering systems and upgrades to processing facilities and compressors to accommodate new wells drilled in our service areas. Maintenance capital expenditures for the year ended December 31, 2007 increased to $7.7 million due to the additional maintenance requirements of our Chaney Dell and Midkiff/Benedum acquisition and fluctuations in the timing of scheduled maintenance activity.

Partnership Distributions

Our partnership agreement requires that we distribute 100% of available cash to our common unitholders and our general partner within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available cash consists generally of all of our cash receipts, less cash disbursements and net additions to reserves, including any reserves required under debt instruments for future principal and interest payments.

Our general partner is granted discretion by our partnership agreement to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When our general partner determines our quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

Available cash is initially distributed 98% to our common limited partners and 2% to our general partner. These distribution percentages are modified to provide for incentive distributions to be paid to our general partner if quarterly distributions to common limited partners exceed specified targets. Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate amount of cash being distributed. During July 2007, our general partner, holder of all of our incentive distribution rights, agreed to allocate up to $5.0 million of incentive distribution rights per quarter back to us through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter in connection with our acquisition of the Chaney Dell and Midkiff/Benedum systems (see “—Significant Acquisitions”). Our general partner also agreed that the resulting allocation of incentive distribution rights back to us would be after the general partner receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter. Of the $37.3 million of incentive distributions declared for the year ended December 31, 2008, the general partner received $23.5 million after the allocation of $13.8 million of its incentive distribution rights back to us.

Off Balance Sheet Arrangements

As of December 31, 2008, our off balance sheet arrangements are limited to our letters of credit outstanding of $5.9 million and our commitments to expend approximately $90.3 million on capital projects.

Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations and commercial commitments at December 31, 2008 (in thousands):

		Payments Due By Period
	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Contractual cash obligations:
Total debt	$1,493,427	$—	$—	$302,000	$1,191,427
Interest on total debt(1)	469,482	71,566	143,132	138,404	116,380
Derivative-based obligations	63,594	26,008	34,904	2,682	—
Operating leases	11,417	4,868	5,303	1,246	—

Total contractual cash obligations	$2,037,920	$102,442	$183,339	$444,332	$1,307,807

(1)	Based on the interest rates of our respective debt components as of December 31, 2008.

		Amount of Commitment Expiration Per Period
	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Other commercial commitments:
Standby letters of credit	$5,925	$5,925	$—	$—	$—
Other commercial commitments	90,283	90,283	—	—	—

Total commercial commitments	$96,208	$96,208	$—	$—	$—

Other commercial commitments relate to commitments for pipeline extensions, compressor station upgrades and processing facility upgrades.

Common Equity Offerings

In June 2008, we sold 5,750,000 common units in a public offering at a price of $37.52 per unit, yielding net proceeds of approximately $206.6 million. Also in June 2008, we sold 1,112,000 common units to Atlas America and 278,000 common units to AHD in a private placement at a net price of $36.02 per unit, resulting in net proceeds of approximately $50.1 million. We also received a capital contribution from AHD of $5.4 million for AHD to maintain its 2.0% general partner interest in us. We utilized the net proceeds from both sales and the capital contribution to fund the early termination of certain derivative agreements (see “—Recent Events”).

In July 2007, we sold 25,568,175 common units through a private placement to investors at a negotiated purchase price of $44.00 per unit, yielding net proceeds of approximately $1.125 billion. Of the 25,568,175 common units sold, 3,835,227 common units were purchased by AHD for $168.8 million. We also received a capital contribution from AHD of $23.1 million in order for AHD to maintain its 2.0% general partner interest in us. We utilized the net proceeds from the sale to partially fund the Chaney Dell and Midkiff/Benedum acquisitions (see “—Significant Acquisitions”). The common units issued were subsequently registered with the Securities and Exchange Commission in November 2007.

In May 2006, we sold 500,000 common units in a public offering at a price of $41.20 per unit, yielding net proceeds of approximately $19.7 million, after underwriting commissions and other transaction costs. We utilized the net proceeds from the sale to partially repay borrowings under our credit facility made in connection with our acquisition of the remaining 25% ownership interest in NOARK.

Convertible Preferred Units

Class A Preferred Units

In March 2006, we entered into an agreement to sell 30,000 6.5% cumulative convertible preferred units (“Class A Preferred Units”) representing limited partner interests to Sunlight Capital Partners, LLC (“Sunlight Capital”), an affiliate of Elliott & Associates, for aggregate gross proceeds of $30.0 million. We also sold an additional 10,000 Class A Preferred Units to Sunlight Capital for $10.0 million in May 2006, pursuant to our right under the agreement to require Sunlight Capital to purchase such additional units. The Class A Preferred Units were originally entitled to receive dividends of 6.5% per annum commencing in March 2007, and paid quarterly on the same date as the distribution payment date for our common units. In April 2007, we and Sunlight Capital agreed to amend the terms of the Class A Preferred Units effective as of that date. The terms of the Class A Preferred Units were amended to entitle them to receive dividends of 6.5% per annum commencing in March 2008 and to be convertible, at Sunlight Capital’s option, into common units commencing May 8, 2008 at a conversion price equal to the lesser of $43.00 or 95% of the market price of our common units as of the date of the notice of conversion. We may elect to pay cash rather than issue common units in satisfaction of a conversion request. We have the right to call the Class A Preferred Units at a specified premium. The applicable redemption price under the amended agreement was increased to $53.22. If not converted into common units or redeemed prior to the second anniversary of the conversion commencement date, the Class A Preferred Units will automatically be converted into our common units in accordance with the agreement. In consideration of Sunlight Capital’s consent to the amendment of the Class A Preferred Units, we issued $8.5 million of our 8.125% senior unsecured notes due 2015 to Sunlight Capital. We recorded the senior unsecured notes issued as long-term debt and a preferred unit dividend within partners’ capital on our consolidated balance sheet and, during the year ended December 31, 2007, reduced net income (loss) attributable to common limited partners and the general partner by $3.8 million of this amount, which was the portion deemed to be attributable to the concessions of the common limited partners and the general partner to the Class A preferred unitholder, on our consolidated statements of operations.

In December 2008, we redeemed 10,000 of the Class A Preferred Units for $10.0 million in cash under the terms of the agreement. The redemption was classified as a reduction of Class A Preferred Equity within partners’ capital on our consolidated balance sheet. Our 30,000 outstanding Class A preferred limited partner units were convertible into approximately 5,263,158 common limited partner units at December 31, 2008, which is based upon the market value of our common units and subject to provisions and limitations within the agreement between the parties, with an estimated fair value of approximately $31.6 million based upon the market value of our common units as of that date.

On January 27, 2009, we and Sunlight Capital agreed to a second amendment to the Class A Preferred Units. The amendment (a) increased the dividend yield from 6.5% to 12% per annum, effective January 1, 2009, (b) changed the conversion commencement date from May 8, 2008 to April 1, 2009, (c) changed the conversion price adjustment from $43.00 to $22.00, enabling the Class A Preferred Units to be converted at the lesser of $22.00 or 95% of the market value of our common units, and (d) changed the call redemption price from $53.22 to $27.25. Simultaneously with the execution of the amendment, we issued Sunlight Capital $15.0 million of our 8.125% senior unsecured notes due 2015 to redeem 10,000 Class A Preferred Units. We also agreed that we will redeem an additional 10,000 Class A Preferred Units for cash at the liquidation value on April 1, 2009. If Sunlight does not exercise its conversion right on or before June 2, 2009, we will redeem the then-remaining 10,000 Class A Preferred Units for cash or one-half for cash and one-half for our common limited partner units on July 1, 2009.

Dividends previously paid and those to be paid on the Class A Preferred Units and the premium paid upon their redemption, if any, will be recognized as a reduction to our net income (loss) in determining net income (loss) attributable to common unitholders and the general partner. If converted to common units, the Class A preferred equity amount converted will be reclassified to common unit equity within partners’ capital on our consolidated balance sheet.

Class B Preferred Units

In December 2008, we sold 10,000 newly-created Class B Preferred Units to AHD for cash consideration of $1,000 per Class B Preferred Unit (the “Face Value”). AHD has the right, before March 30, 2009, to purchase an additional 10,000 Class B Preferred Units on the same terms. We used the proceeds from the sale of the Class B Preferred Units for general partnership purposes. The Class B Preferred Units will receive distributions of 12.0% per annum, paid quarterly on the same date as the distribution payment date for our common units. The record date for the determination of holders entitled to receive distributions of the Class B Preferred Units will be the same as the record date for determination of common unit holders entitled to receive quarterly distributions. The Class B Preferred Units are convertible, at the holder’s option, into common units commencing on June 30, 2009 (the “Class B Preferred Unit Conversion Commencement Date”), provided that the holder must request conversion of at least 2,500 Class B Preferred Units and cannot make a conversion request more than once every 30 days. The conversion price will be the lesser of (a) $7.50 (subject to adjustment for customary events such as stock splits, reverse stock splits, stock distributions and spin-offs) and (b) 95% of the average closing price of the common units for the 10 consecutive trading days immediately preceding the date of the holder’s notice to us of its conversion election (the “Market Price”). The number of common units issuable is equal to the Face Value of the Class B Preferred Units being converted plus all accrued but unpaid distributions (the “Class B Preferred Unit Liquidation Value”), divided by the conversion price. Within 5 trading days of our receipt of a conversion notice, we may elect to pay the notifying holder cash rather than issue common units in satisfaction of the conversion request. If we elect to pay cash for the Class B Preferred Units, the conversion price will be the lesser of (a) $7.50 and (b) 100% of the Market Price and the cash amount will be equal to (x) if Market Price is greater than $7.50, the number of common units issuable for the Class B Preferred Units being redeemed multiplied by the Market Price or (y) if the Market Price is less than or equal to $7.50, the Class B Preferred Unit Liquidation Value. We have the right to redeem some or all of the Class B Preferred Units (but not less than 2,500 Class B Preferred Units) for an amount equal to the Class B Preferred Unit Liquidation Value being redeemed divided by the conversion price multiplied by $9.50.

The sale of the Class B Preferred Units to AHD was exempt from the registration requirements of the Securities Act of 1933. We have agreed to file, upon demand, a registration statement to cover the resale of the common units underlying the Class B Preferred Units. AHD is entitled to receive the dividends on the Class B Preferred units pro rata from the December 2008 commencement date. Dividends to be paid on the Class B Preferred Units and the premium paid upon their redemption, if any, will be recognized as a reduction to our net income (loss) in determining net income (loss) attributable to common unitholders and the general partner. If converted to common units, the Class B preferred equity amount converted will be reclassified to common unit equity within partners’ capital on our consolidated balance sheet.

Our 10,000 outstanding Class B preferred limited partner units were convertible into approximately 1,754,386 common limited partner units at December 31, 2008, with an estimated fair value of approximately $10.5 million based upon the market value of our common units as of that date.

Term Loan and Credit Facility

At December 31, 2008, we had a senior secured credit facility with a syndicate of banks which consisted of a term loan which matures in July 2014 and a $380.0 million revolving credit facility which matures in July 2013. Borrowings under the credit facility bear interest, at our option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rate on the outstanding revolving credit facility borrowings at December 31, 2008 was 3.7%, and the weighted average interest rate on the outstanding term loan borrowings at December 31, 2008 was 3.0%. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $5.9 million was outstanding at December 31, 2008. These outstanding letter of credit amounts were not reflected as borrowings on our consolidated balance sheet.

In June 2008, we entered into an amendment to our revolving credit facility and term loan agreement to revise the definition of “Consolidated EBITDA” to provide for the add-back of charges relating to our early termination of certain derivative contracts (see “—Recent Events”) in calculating our Consolidated EBITDA. Pursuant to this amendment, in June 2008, we repaid $122.8 million of our outstanding term loan and repaid $120.0 million of outstanding borrowings under the credit facility with proceeds from our issuance of $250.0 million of 10-year, 8.75% senior unsecured notes (see “—Senior Notes”). Additionally, pursuant to this amendment, in June 2008 our lenders increased their commitments for our revolving credit facility by $80.0 million to $380.0 million.

Borrowings under the credit facility are secured by a lien on and security interest in all of our property and that of our subsidiaries, except for the assets owned by the Chaney Dell and Midkiff/Benedum joint ventures, and by the guaranty of each of our consolidated subsidiaries other than the joint venture companies. The credit facility contains customary covenants, including restrictions on our ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to our unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in our subsidiaries. We are in compliance with these covenants as of December 31, 2008. Mandatory prepayments of the amounts borrowed under the term loan portion of the credit facility are required from the net cash proceeds of debt or equity issuances, and of dispositions of assets that exceed $50.0 million in the aggregate in any fiscal year that are not reinvested in replacement assets within 360 days. In connection with entering into the credit facility, we agreed to remit an underwriting fee to the lead underwriting bank of 0.75% of the aggregate principal amount of the term loan outstanding on January 23, 2008. Since then, we and the underwriting bank agreed to extend the agreement through January 30, 2009 and reduce the underwriting fee to 0.50% of the aggregate principal amount of the term loan outstanding as of that date.

The events which constitute an event of default for our credit facility are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreements, adverse judgments against us in excess of a specified amount, and a change of control of our General Partner. The credit facility requires us to maintain a ratio of funded debt (as defined in the credit facility) to Consolidated EBITDA (as defined in the credit facility) ratio of not more than 5.25 to 1.0, and an interest coverage ratio (as defined in the credit facility) of not less than 2.75 to 1.0. During a Specified Acquisition Period (as defined in the credit facility), for the first 2 full fiscal quarters subsequent to the closing of an acquisition with total consideration in excess of $75.0 million, the ratio of funded debt to EBITDA will be permitted to step up to 5.75 to 1.0. As of December 31, 2008, our ratio of funded debt to EBITDA was 4.7 to 1.0 and our interest coverage ratio was 4.0 to 1.0.

We are unable to borrow under our credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to our partnership agreement.

Senior Notes

At December 31, 2008, we had $223.1 million principal amount outstanding of 8.75% senior unsecured notes due on June 15, 2018 (“8.75% Senior Notes”) and $260.5 million principal amount outstanding of 8.125% senior unsecured notes due on December 15, 2015 (“8.125% Senior Notes”; collectively, the “Senior Notes”). Our 8.125% Senior Notes are presented combined with $0.7 million of unamortized premium received as of December 31, 2008. The 8.75% Senior Notes were issued in June 2008 in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933 for net proceeds of $244.9 million, after underwriting commissions and other transaction costs. Interest on the Senior Notes in the aggregate is payable semi-annually in arrears on June 15 and December 15. The Senior Notes are redeemable at any time at certain redemption prices, together with accrued and unpaid interest to the date of redemption. Prior to June 15, 2011, we may redeem up to 35% of the aggregate principal amount of the 8.75% Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The Senior Notes in the aggregate are also subject to repurchase by us at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if we do not reinvest the net proceeds within 360 days. The Senior Notes are junior in right of payment to our secured debt, including our obligations under our credit facility.

Indentures governing the Senior Notes in the aggregate contain covenants, including limitations of our ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. We are in compliance with these covenants as of December 31, 2008.

In connection with the issuance of the 8.75% Senior Notes, we entered into a registration rights agreement, whereby we agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the 8.75% Senior Notes, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission, and (c) cause the exchange offer to be consummated by February 23, 2009. If we did not meet the aforementioned deadline, the 8.75% Senior Notes would have been subject to additional interest, up to 1% per annum, until such time that we had caused the exchange offer to be consummated. On November 21, 2008, we filed an exchange offer registration statement for the 8.75% Senior Notes with the Securities and Exchange Commission, which was declared effective on December 16, 2008. The exchange offer was consummated on January 21, 2009, thereby fulfilling all of the requirements of the 8.75% Senior Notes registration rights agreement by the specified dates.

In December 2008, we repurchased approximately $60.0 million in face amount of our Senior Notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million in face amount of our 8.125% Senior Notes and approximately $27.0 million in face amount of our 8.75% Senior Notes. All of the Senior Notes repurchased have been retired and are not available for re-issue.

Environmental Regulation

Our operations are subject to federal, state and local laws and regulations governing the release of regulated materials into the environment or otherwise relating to environmental protection or human health or safety. We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements, and issuance of injunctions as to future compliance or other mandatory or consensual measures. We have an ongoing environmental compliance program. However, risks of accidental leaks or spills are associated with the transportation of natural gas. There can be no assurance that we will not incur significant costs and liabilities relating to claims for damages to property, the environment, natural resources, or persons resulting from the operation of our business. Moreover, it is possible that other developments, such as increasingly strict environmental laws and regulations and enforcement policies hereunder, could result in increased costs and liabilities to us.

Environmental laws and regulations have changed substantially and rapidly over the last 25 years, and we anticipate that there will be continuing changes. One trend in environmental regulation is to increase reporting obligations and place more restrictions and limitations on activities, such as emissions of pollutants, generation and disposal of wastes and use, storage and handling of chemical substances, that may impact human health, the environment and/or endangered species. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for us and other similar businesses throughout the United States. It is possible that the costs of compliance with environmental laws and regulations may continue to increase. We will attempt to anticipate future regulatory requirements that might be imposed and to plan accordingly, but there can be no assurance that we will identify and properly anticipate each such charge, or that our efforts will prevent material costs, if any, from arising.

Inflation and Changes in Prices

Inflation affects the operating expenses of our operations. In addition, inflationary trends may occur if commodity prices were to increase since such an increase may cause the demand in energy equipment and services to increase, thereby increasing the costs of acquiring or obtaining such equipment and services. Increases in those expenses are not necessarily offset by increases in revenues and fees that our operations are able to charge. While we anticipate that inflation will affect our future operating costs, we cannot predict the timing or amounts of any such effects.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires making estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of actual revenue and expenses during the reporting period. Although we base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, actual results may differ from the estimates on which our financial statements are prepared at any given point of time. Changes in these estimates could materially affect our financial position, results of operations or cash flows. Significant items that are subject to such estimates and assumptions include depreciation and amortization, asset impairment, fair value of derivative instruments, the probability of forecasted transactions and the allocation of purchase price to the fair value of assets acquired. We summarize our significant accounting policies within our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data”. The critical accounting policies and estimates we have identified are discussed below.

Impairment of Long-Lived Assets and Goodwill

Long-Lived Assets. The cost of properties, plants and equipment, less estimated salvage value, is generally depreciated on a straight-line basis over the estimated useful lives of the assets. Useful lives are based on historical experience and are adjusted when changes in planned use, technological advances or other factors indicate that a different life would be more appropriate. Changes in useful lives that do not result in the impairment of an asset are recognized prospectively.

Long-lived assets other than goodwill and intangibles with infinite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. A long-lived asset other than goodwill and intangibles with infinite lives is considered to be impaired when the undiscounted net cash flows expected to be generated by the asset are less than its carrying amount. Events or changes in circumstances that would indicate the need for impairment testing include, among other factors: operating losses; unused capacity; market value declines; technological developments resulting in obsolescence; changes in demand for products manufactured by others utilizing our services or for our products; changes in competition and competitive practices; uncertainties associated with the United States and world economies; changes in the expected level of environmental capital, operating or remediation expenditures; and changes in governmental regulations or actions. Additional factors impacting the economic viability of long-lived assets are discussed under “Forward Looking Statements” elsewhere in this document.

As discussed below, we recognized an impairment of goodwill at December 31, 2008. We believe this impairment of goodwill was an event that warranted assessment of our long-lived assets for possible impairment. We evaluated all of our long-lived assets, including intangible customer relationships, at December 31, 2008, and determined that the undiscounted estimated future net cash flows related to these assets continued to support the recorded values.

Goodwill and Intangibles with Infinite Lives. Goodwill and intangibles with infinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. Under the principles of SFAS No. 142, an impairment loss should be recognized if the carrying value of an entity’s reporting units exceeds its estimated fair value. Because quoted market prices for our reporting units are not available, management must apply judgment in determining the estimated fair value of these reporting units. Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets. A key component of these fair value determinations is a reconciliation of the sum of these net present value calculations to our market capitalization. The principles of SFAS No. 142 and its interpretations acknowledge that the observed market prices of individual trades of an entity’s equity securities (and thus its computed market capitalization) may not be representative of the fair value of the entity as a whole. Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity. Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity’s individual equity securities. In most industries, including ours, an acquiring entity typically is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less than a controlling interest. Therefore, once the above net present value calculations have been determined, we also add a control premium to the calculations. This control premium is judgmental and is based on observed acquisitions in our industry. The resultant fair values calculated for the reporting units are then compared to observable metrics on large mergers and acquisitions in our industry to determine whether those valuations appear reasonable in management’s judgment.

As a result of our impairment evaluation at December 31, 2008, we recognized a $676.9 million non-cash impairment charge within our consolidated statements of operations for the year ended December 31, 2008. The goodwill impairment resulted from the reduction in our estimated fair value of reporting units in comparison to their carrying amounts at December 31, 2008. Our estimated fair value of the reporting units was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. These estimates were subjective and based upon numerous assumptions about future operations and market conditions, which are subject to change. There were no goodwill impairments recognized by us during the years ended December 31, 2007 and 2006. See “—Goodwill” in Note 2 under Item 8, “Financial Statements and Supplementary Data” for information regarding our impairment of goodwill.

Fair Value of Financial Instruments

We adopted the provisions of SFAS No. 157 at January 1, 2008. SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 (1) creates a single definition of fair value, (2) establishes a hierarchy for measuring fair value, and (3) expands disclosure requirements about items measured at fair value. SFAS No. 157 does not change existing accounting rules governing what can or what must be recognized and reported at fair value in our financial statements, or disclosed at fair value in our notes to the financial statements. As a result, we will not be required to recognize any new assets or liabilities at fair value.

SFAS No. 157’s hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1– Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

We use the fair value methodology outlined in SFAS No. 157 to value the assets and liabilities for our respective outstanding derivative contracts (see Note 11 under Item 8, “Financial Statements and Supplementary Data”). All of our derivative contracts are defined as Level 2, with the exception of our NGL fixed price swaps and crude oil options. Our Level 2 commodity hedges are calculated based on observable market data related to the change in price of the underlying commodity. Our interest rate derivative contracts are valued using a LIBOR rate-based forward price curve model, and are therefore defined as Level 2. Valuations for our NGL fixed price swaps are based on a forward price curve modeled on a regression analysis of natural gas, crude oil, and propane prices, and therefore are defined as Level 3. Valuations for our crude oil options (including those associated with NGL sales) are based on forward price curves developed by the related financial institution based upon current quoted prices for crude oil futures, and therefore are defined as Level 3.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in interest rates and oil and natural gas prices. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonable possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than trading.

General

All of our assets and liabilities are denominated in U.S. dollars, and as a result, we do not have exposure to currency exchange risks.

We are exposed to various market risks, principally fluctuating interest rates and changes in commodity prices. These risks can impact our results of operations, cash flows and financial position. We manage these risks through regular operating and financing activities and periodical use of derivative instruments. The following analysis presents the effect on our results of operations, cash flows and financial position as if the hypothetical changes in market risk factors occurred on December 31, 2008. Only the potential impact of hypothetical assumptions is analyzed. The analysis does not consider other possible effects that could impact our business.

Current market conditions elevate our concern over counterparty risks and may adversely affect the ability of these counterparties to fulfill their obligations to us, if any. The counterparties to our commodity and interest-rate derivative contracts are banking institutions who also participate in our revolving credit facility. The creditworthiness of our counterparties is constantly monitored, and we are not aware of any inability on the part of our counterparties to perform under our contracts.

Interest Rate Risk. At December 31, 2008, we had a $380.0 million senior secured revolving credit facility ($302.0 million outstanding). We also had $707.2 million outstanding under our senior secured term loan at December 31, 2008. The weighted average interest rate for the revolving credit facility borrowings was 3.7% at December 31, 2008, and the weighted average interest rate for the term loan borrowings was 3.0% at December 31, 2008.

At December 31, 2008, we have interest rate derivative contracts having aggregate notional principal amounts of $450.0 million. Under the terms of these agreements, we will pay weighted average interest rates of 3.02%, plus the applicable margin as defined under the terms of our revolving credit facility, and will receive LIBOR, plus the applicable margin, on the notional principal amounts. These derivatives effectively convert $450.0 million of our floating rate debt under the term loan and revolving credit facility to fixed-rate debt. The interest rate swap agreements are effective as of December 31, 2008 and expire during periods ranging from January 30, 2010 through April 30, 2010.

Holding all other variables constant, a 100 basis-point, or 1%, change in interest rates would change our annual interest expense by $5.6 million.

Commodity Price Risk. We are exposed to commodity prices as a result of being paid for certain services in the form of natural gas, NGLs and condensate rather than cash. For gathering services, we receive fees or commodities from the producers to bring the raw natural gas from the wellhead to the processing plant. For processing services, we either receive fees or commodities as payment for these services, based on the type of contractual agreement. A 10% change in the average price of NGLs, natural gas and condensate we process and sell, based on estimated unhedged market prices of $0.76 per gallon, $6.50 per mmbtu and $55.00 per barrel for NGLs, natural gas and condensate, respectively, would change our gross margin for the twelve-month period ending December 31, 2009 by approximately $25.3 million.

We use a number of different derivative instruments, principally swaps and options, in connection with our commodity price and interest rate risk management activities. We enter into financial swap and option instruments to hedge our forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. We also enter into financial swap instruments to hedge certain portions of our floating interest rate debt against the variability in market interest rates. Swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate are sold or interest payments on the underlying debt instrument are due. Under swap agreements, we receive or pay a fixed price and receive or remit a floating price based on certain indices for the relevant contract period. Commodity-based option instruments are contractual agreements that grant the right, but not the obligation, to purchase or sell natural gas, NGLs and condensate at a fixed price for the relevant contract period.

We apply the provisions of SFAS No. 133 to our derivative instruments. We formally document all relationships between hedging instruments and the items being hedged, including our risk management objective and strategy for undertaking the hedging transactions. This includes matching derivative contracts to the forecasted transactions. Under SFAS No. 133, we can assess, both at the inception of the derivative and on an ongoing basis, whether the derivative is effective in offsetting changes in the forecasted cash flow of the hedged item. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of adequate correlation between the hedging instrument and the underlying item being hedged, we will discontinue hedge accounting for the derivative and subsequent changes in the derivative fair value, which is determined by us through the utilization of market data, will be recognized within other income (loss) in our consolidated statements of operations. For derivatives previously qualifying as hedges, we recognized the effective portion of changes in fair value in partners’ capital as accumulated other comprehensive income (loss), and reclassified the portion relating to commodity derivatives to natural gas and liquids revenue and the portion relating to interest rate derivatives to interest expense within our consolidated statements of operations as the underlying transactions were settled. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, we recognize changes in fair value within other income (loss) in our consolidated statements of operations as they occur.

On July 1, 2008, we elected to discontinue hedge accounting for our existing commodity derivatives which were qualified as hedges under SFAS No. 133. As such, subsequent changes in fair value of these derivatives are recognized immediately within other income (loss) in our consolidated statements of operations. The fair value of these commodity derivative instruments at June 30, 2008, which was recognized in accumulated other comprehensive loss within partners’ capital on our consolidated balance sheet, will be reclassified to our consolidated statements of operations in the future at the time the originally hedged physical transactions affect earnings.

During the year ended December 31, 2008, we made net payments of $274.0 million related to the early termination of derivative contracts that were principally entered into as proxy hedges for the prices received on the ethane and propane portion of our NGL equity volume. Substantially all of these derivative contracts were put into place simultaneously with our acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. During the years ended December 31, 2008, 2007 and 2006, we recognized the following derivative activity related to the termination of these derivative instruments within our consolidated statement of operations (amounts in thousands):

	Early termination of derivative contracts for the Years Ended December 31,
	2008	2007	2006
Net cash derivative expense included within other income (loss), net	$(199,964)	$—	$—
Net cash derivative income included within natural gas and liquids revenue	2,322	—	—
Net non-cash derivative expense included within other income (loss), net	(39,218)	—	—
Net non-cash derivative expense included within natural gas and liquids	(32,389)	—	—

In addition, at December 31, 2008, $37.3 million will be reclassified from accumulated other comprehensive loss within partner’s capital on our consolidated balance sheet and recognized as non-cash derivative expense during the period beginning on January 1, 2009 and ending on December 31, 2009, the remaining period for which the derivatives were originally scheduled to be settled, as a result of the early termination of certain derivatives that were classified as cash flow hedges in accordance with SFAS No. 133 at the date of termination.

The following table summarizes our derivative activity for the periods indicated (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Loss from cash and non-cash settlement of qualifying hedge instruments(1)	$(105,015)	$(49,393)	$(13,945)
Gain (loss) from change in market value of non- qualifying derivatives(2)	140,144	(153,393)	4,206
Loss from de-designation of cash flow derivatives(2)	—	(12,611)	—
Gain (loss) from change in market value of ineffective portion of qualifying derivatives(2)	47,229	(3,450)	1,520
Loss from cash and non-cash settlement of non-qualifying derivatives(2)	(250,853)	(10,158)	—
Loss from cash settlement of interest rate derivatives(3)	(1,226)	—	—

(1)	Included within natural gas and liquids revenue on our consolidated statements of operations.
(2)	Included within other income (loss), net on our consolidated statements of operations.
(3)	Included within interest expense on our consolidated statements of operations.

As of December 31, 2008, we had the following interest rate and commodity derivatives, including derivatives that do not qualify for hedge accounting:

Interest Fixed-Rate Swap

Term	Notional Amount	Type	Contract Period Ended December 31,	Fair Value Liability(1)
				(in thousands)
January 2008-January 2010	$200,000,000	Pay 2.88%—Receive LIBOR	2009	$(4,130)
			2010	(249)

				$(4,379)

April 2008-April 2010	$250,000,000	Pay 3.14%—Receive LIBOR	2009	$(5,835)
			2010	(1,513)

				$(7,348)

Natural Gas Liquids Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset(2)
	(gallons)	(per gallon)	(in thousands)
2009	8,568,000	$0.746	$1,509

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset/(Liability)(3)	Option Type
	(barrels)	(gallons)	(per barrel)	(in thousands)
2009	1,056,000	56,634,732	$80.00	$29,006	Puts purchased
2009	304,200	27,085,968	$126.05	(22,774)	Puts sold(4)
2009	304,200	27,085,968	$143.00	44	Calls purchased(4)
2009	2,121,600	114,072,336	$81.01	(1,080)	Calls sold
2010	3,127,500	202,370,490	$81.09	(17,740)	Calls sold
2010	714,000	45,415,440	$120.00	1,279	Calls purchased(4)
2011	606,000	32,578,560	$95.56	(3,123)	Calls sold
2011	252,000	13,547,520	$120.00	646	Calls purchased(4)
2012	450,000	24,192,000	$97.10	(2,733)	Calls sold
2012	180,000	9,676,800	$120.00	607	Calls purchased(4)

				$(15,868)

Natural Gas Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset (3)
	(mmbtu)(5)	(per mmbtu)(5)	(in thousands)
2009	5,247,000	$8.611	$14,326
2010	4,560,000	$8.526	6,461
2011	2,160,000	$8.270	2,072
2012	1,560,000	$8.250	1,596

			$24,455

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset/(Liability)(3)
	(mmbtu)(5)	(per mmbtu)(5)	(in thousands)
2009	5,724,000	$(0.558)	$(1,220)
2010	4,560,000	$(0.622)	1,106
2011	2,160,000	$(0.664)	367
2012	1,560,000	$(0.601)	316

			$569

Natural Gas Purchases – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(mmbtu)(5)	(per mmbtu)(5)	(in thousands)
2009	14,267,000	$8.680	$(36,734)
2010	8,940,000	$8.580	(13,403)
2011	2,160,000	$8.270	(2,072)
2012	1,560,000	$8.250	(1,596)

			$(53,805)

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(mmbtu)(5)	(per mmbtu)(5)	(in thousands)
2009	15,564,000	$(0.654)	$(9,201)
2010	8,940,000	$(0.600)	(3,720)
2011	2,160,000	$(0.700)	(423)
2012	1,560,000	$(0.610)	(383)

			$(13,727)

Ethane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset(2)	Option Type
	(gallons)	(per gallon)	(in thousands)
2009	14,049,000	$0.6948	$3,234	Puts purchased

Propane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset(2)	Option Type
	(gallons)	(per gallon)	(in thousands)
2009	14,490,000	$1.4154	$9,083	Puts purchased

Isobutane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Liability(2)	Option Type
	(gallons)	(per gallon)	(in thousands)
2009	126,000	$0.7500	$(3)	Puts purchased

Normal Butane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Liability(2)	Option Type
	(gallons)	(per gallon)	(in thousands)
2009	113,400	$0.7350	$(3)	Puts purchased

Natural Gasoline Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset(2)	Option Type
	(gallons)	(per gallon)	(in thousands)
2009	126,000	$0.9650	$5	Puts purchased

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset(3)
	(barrels)	(per barrel)	(in thousands)
2009	33,000	$62.700	$252

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Fair Value Asset/(Liability)(3)	Option Type
	(barrels)	(per barrel)	(in thousands)
2009	105,000	$90.000	$3,635	Puts purchased
2009	306,000	$80.017	(6,122)	Calls sold
2010	234,000	$83.027	(4,046)	Calls sold
2011	72,000	$87.296	(546)	Calls sold
2012	48,000	$83.944	(489)	Calls sold

			$(7,568)

Total net liability			$(63,594)

(1)	Fair value based on independent, third-party statements, supported by observable levels at which transactions are executed in the marketplace.
(2)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas, light crude and propane prices.
(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.
(4)

Puts sold and calls purchased for 2009 represent costless collars entered into by us as offsetting positions for the calls sold related to ethane and propane production. In addition, calls were purchased for 2010 through 2012 to offset positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.

(5)	Mmbtu represents million British Thermal Units.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Unitholders

Atlas Pipeline Partners, L.P.

We have audited the accompanying consolidated balance sheets of Atlas Pipeline Partners, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Pipeline Partners, L.P. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Atlas Pipeline Partners, L.P.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 27, 2009 (not separately included herein) expressed an unqualified opinion on the effectiveness of internal control over financial reporting.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2009, the Partnership changed its method for accounting for non-controlling interests due to the adoption of Statement of Financial Accounting Standard No 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” and changed its method of calculating earnings per share due to the adoption of Emerging Issues Task Force (EITF) Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” and Financial Accounting Standards Board Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 27, 2009 (except with respect to the effects of the discontinued operations as discussed in Note 9 and changes in accounting for non-controlling interests and calculation of earnings per share as discussed in Note 1, as to which the date is August 28, 2009)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$1,445	$12,341
Accounts receivable – affiliates	537	3,334
Accounts receivable	100,000	137,912
Current portion of derivative asset	44,961	—
Prepaid expenses and other	10,996	14,501
Current assets of discontinued operations	13,441	9,335

Total current assets	171,380	177,423

Property, plant and equipment, net	1,781,011	1,505,319

Intangible assets, net	193,647	219,203

Goodwill	—	709,283

Other assets, net	24,993	20,674

Long-term assets of discontinued operations	242,165	243,549

	$2,413,196	$2,875,451

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Current portion of long-term debt	$—	$34
Accounts payable	66,571	18,391
Accrued liabilities	15,809	38,494
Current portion of derivative liability	60,396	110,867
Accrued producer liabilities	66,846	79,792
Current liabilities of discontinued operations	10,572	8,038

Total current liabilities	220,194	255,616

Long-term derivative liability	48,159	118,646

Long-term debt, less current portion	1,493,427	1,229,392

Other long-term liability	574	—

Commitments and contingencies

Partners’ capital:
Class A preferred limited partner’s interest	27,853	37,076
Class B preferred limited partner’s interest	10,007	—
Common limited partners’ interests	735,742	1,269,521
General partner’s interest	14,521	29,413
Accumulated other comprehensive loss	(104,944)	(62,050)

	683,179	1,273,960
Non-controlling interest	(32,337)	(2,163)

Total partners’ capital	650,842	1,271,797

	$2,413,196	$2,875,451

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Years Ended December 31,
	2008	2007	2006
Revenue:
Natural gas and liquids	$1,342,782	$739,851	$348,504
Transportation, compression and other fees – affiliates	43,293	33,169	30,189
Transportation, compression and other fees – third parties	21,196	13,322	5,879
Other income (loss), net	(55,504)	(174,129)	12,024

Total revenue and other income (loss), net	1,351,767	612,213	396,596

Costs and expenses:
Natural gas and liquids	1,080,940	576,415	294,142
Plant operating	60,835	34,667	15,722
Transportation and compression	11,249	6,235	4,946
General and administrative	(3,325)	53,661	16,808
Compensation reimbursement – affiliates	1,487	5,939	2,319
Depreciation and amortization	82,841	43,903	16,759
Interest	85,991	62,592	23,698
Goodwill impairment loss	676,860	—	—
Gain on early extinguishment of debt	(19,867)	—	—

Total costs and expenses	1,977,011	783,412	374,394

Income (loss) from continuing operations	(625,244)	(171,199)	22,202

Income from discontinued operations	20,546	30,830	11,581

Net income (loss)	(604,698)	(140,369)	33,783
(Income) loss attributable to non-controlling interests of continuing operations	22,781	(3,940)	—
Income attributable to non-controlling interests of discontinued operations	—	—	(118)
Preferred unit dividend effect	—	(3,756)	—
Preferred unit dividends	(1,769)	—	—
Preferred unit imputed dividend cost	(505)	(2,494)	(1,898)

Net income (loss) attributable to common limited partners and the general partner	$(584,191)	$(150,559)	$31,767

Allocation of net income (loss) attributable to common limited partners and the general partner:
Common limited partners’ interest:
Continuing operations	$(615,583)	$(193,282)	$5,326
Discontinued operations	20,134	30,211	11,232

	(595,449)	(163,071)	16,558

General partner’s interest:
Continuing operations	10,846	11,893	14,978
Discontinued operations	412	619	231

	11,258	12,512	15,209

Net income (loss) attributable to common limited partners and the general partner:
Continuing operations	(604,737)	(181,389)	20,304
Discontinued operations	20,546	30,830	11,463

	$(584,191)	$(150,559)	$31,767

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(14.43)	$(7.94)	$0.41
Discontinued operations	0.47	1.25	0.87

	$(13.96)	$(6.69)	$1.28

Diluted:
Continuing operations	$(14.43)	$(7.94)	$0.41
Discontinued operations	0.47	1.25	0.87

	$(13.96)	$(6.69)	$1.28

Weighted average common limited partner units outstanding:
Basic	42,513	24,171	12,884

Diluted	42,513	24,171	12,884

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2008	2007	2006
Net income (loss)	$(604,698)	$(140,369)	$33,783
(Income) loss attributable to non-controlling interests	22,781	(3,940)	(118)
Preferred unit dividend effect	—	(3,756)	—
Preferred unit dividends	(1,769)	—	—
Preferred unit imputed dividend cost	(505)	(2,494)	(1,898)

Net income (loss) attributable to common limited partners and the general partner	(584,191)	(150,559)	31,767

Other comprehensive income (loss):
Changes in fair value of derivative instruments accounted for as hedges	(97,435)	(101,968)	(5,956)
Reclassification adjustment to earnings for de-designation of cash flow hedges	—	12,611	—
Add: adjustment for realized losses reclassified to net income (loss)	54,541	49,393	13,945

Total other comprehensive income (loss)	(42,894)	(39,964)	7,989

Comprehensive income (loss)	$(627,085)	$(190,523)	$39,756

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands, except unit data)

	Number of Limited Partner Units			Class A Preferred Limited Partner	Class B Preferred Limited Partner	Common Limited Partner	General Partner	Non- Controlling Interests	Accumulated Other Comprehensive Income (Loss)	Total Partners’ Capital
	Class A Preferred	Class B Preferred	Common
Balance at January 1, 2006	—	—	12,549,266	$—	$—	$349,491	$10,094	$—	$(30,075)	$329,510
Issuance of common units	—	—	500,000	—	—	19,704	—	—	—	19,704
Issuance of Class A cumulative convertible preferred limited partner units	40,000	—	—	37,483	—	—	—	—	—	37,483
Class A preferred dividend discount	—	—	—	—	—	2,350	48	—	—	2,398
General partner capital contribution	—	—	—	—	—	—	1,206	—	—	1,206
Unissued common units under incentive plans	—	—	—	—	—	6,315	—	—	—	6,315
Issuance of units under incentive plans	—	—	31,152	—	—	—	—	—	—	—
Distributions paid to common limited partners and the general partner	—	—	—	—	—	(43,194)	(15,523)	—	—	(58,717)
Distribution equivalent rights paid on unissued units under incentive plans	—	—	—	—	—	(419)	—	—	—	(419)
Other comprehensive income	—	—	—	—	—	—	—	—	7,989	7,989
Acquisition of non-controlling interest	—	—	—	—	—	—	—	(118)	—	(118)
Net income	—	—	—	1,898	—	16,558	15,209	118	—	33,783

Balance at December 31, 2006	40,000	—	13,080,418	39,381	—	350,805	11,034	—	(22,086)	379,134
Issuance of common units	—	—	25,568,175	—	—	1,115,149	—	—	—	1,115,149
General partner capital contribution	—	—	—	—	—	—	23,076	—	—	23,076
Class A preferred unit dividend	—	—	—	(8,524)	—	—	—	—	—	(8,524)
Cost incurred related to issuance of Class A preferred dividend	—	—	—	(31)	—	—	—	—	—	(31)
Unissued common units under incentive plans	—	—	—	—	—	36,346	—	—	—	36,346
Issuance of units under incentive plans	—	—	109,988	—	—	(40)	—	—	—	(40)
Distribution paid to non-controlling interests	—	—	—	—	—	—	—	(6,103)	—	(6,103)
Distributions paid to common limited partners and the general partner	—	—	—	—	—	(69,084)	(17,209)	—	—	(86,293)
Distribution equivalent rights paid on unissued units under incentive plans	—	—	—	—	—	(584)	—	—	—	(584)
Other comprehensive loss	—	—	—	—	—	—	—	—	(39,964)	(39,964)
Net income (loss)	—	—	—	6,250	—	(163,071)	12,512	3,940	—	(140,369)

Balance at December 31, 2007	40,000	—	38,758,581	37,076	—	1,269,521	29,413	(2,163)	(62,050)	1,271,797
Issuance of common units	—	—	7,140,000	—	—	256,928	—	—	—	256,928
Redemption of Class A cumulative convertible preferred limited partner units	(10,000)	—	—	(10,053)	—	—	—	—	—	(10,053)
Issuance of Class B cumulative convertible preferred limited partner units	—	10,000	—	—	10,000	—	—	—	—	10,000
General partner capital contribution	—	—	—	—	—	—	5,452	—	—	5,452
Class A preferred unit dividends	—	—	—	(1,437)	—	—	—	—	—	(1,437)
Unissued common units under incentive plans	—	—	—	—	—	(34,010)	—	—	—	(34,010)
Issuance of units under incentive plans	—	—	56,227	—	—	—	—	—	—	—
Distribution paid to non-controlling interests	—	—	—	—	—	—	—	(7,393)	—	(7,393)
Distributions paid to common limited partners and the general partner	—	—	—	—	—	(160,702)	(31,602)	—	—	(192,304)
Distribution equivalent rights paid on unissued units under incentive plans	—	—	—	—	—	(546)	—	—	—	(546)
Other comprehensive loss	—	—	—	—	—	—	—	—	(42,894)	(42,894)
Net income (loss)	—	—	—	2,267	7	(595,449)	11,258	(22,781)	—	(604,698)

Balance at December 31, 2008	30,000	10,000	45,954,808	$27,853	$10,007	$735,742	$14,521	$(32,337)	$(104,944)	$650,842

See accompanying notes to consolidated financial statements

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(604,698)	$(140,369)	$33,783
Less: Income from discontinued operations	20,546	30,830	11,581

Net income (loss) from continuing operations	(625,244)	(171,199)	22,202
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	82,841	43,903	16,758
Goodwill impairment loss	676,860	—	—
Gain on early extinguishment of debt	(19,867)	—	—
Non-cash loss (gain) on derivative value, net	(208,813)	169,424	(2,316)
Non-cash compensation expense (income)	(34,010)	36,306	6,315
Loss (gain) on asset sales and dispositions	—	805	(2,719)
Gain on insurance claim settlement	—	—	(2,921)
Amortization of deferred finance costs	5,946	7,380	2,298
Net distributions paid to non-controlling interests	(7,393)	(6,103)	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable and prepaid expenses and other	42,162	(96,090)	(1,005)
Accounts payable and accrued liabilities	(19,945)	72,837	(9,507)
Accounts payable and accounts receivable – affiliates	2,700	4,267	(2,952)

Net cash provided by (used in) continuing operating activities	(104,763)	61,530	26,153
Net cash provided by discontinued operating activities	45,569	38,914	34,767

Net cash provided by (used in) operating activities	(59,194)	100,444	60,920

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash received (paid) for acquisitions	31,429	(1,884,458)	—
Capital expenditures	(300,723)	(120,833)	(78,808)
Proceeds from insurance claim settlement	—	—	1,522
Proceeds from sales of assets	—	553	7,540
Other	1,561	(1,026)	220

Net cash used in continuing investing activities	(267,733)	(2,005,764)	(69,526)
Net cash used in discontinued investing activities	(25,211)	(18,879)	(34,973)

Net cash used in investing activities	(292,944)	(2,024,643)	(104,499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of debt	244,854	817,131	36,582
Repayment of debt	(162,938)	—	(19)
Borrowings under credit facility	787,400	320,500	81,000
Repayments under credit facility	(590,400)	(253,500)	(52,500)
Net proceeds from issuance of common limited partner units	256,928	1,115,149	19,704
Net proceeds from issuance of Class A preferred limited partner units	—	—	39,881
Redemption of Class A preferred limited partner units	(10,053)	—	—
Net proceeds from issuance of Class B preferred limited partner units	10,000	—	—
General partner capital contributions	5,452	23,076	1,206
Distributions paid to common limited partners , the general partner and preferred limited partner	(193,741)	(86,293)	(58,717)
Other	(6,260)	(1,004)	(1,109)

Net cash provided by continuing financing activities	341,242	1,935,059	66,028
Net cash used in discontinued financing activities	—	—	(39,000)

Net cash provided by financing activities	341,242	1,935,059	27,028

Net change in cash and cash equivalents	(10,896)	10,860	(16,551)
Cash and cash equivalents, beginning of year	12,341	1,481	18,032

Cash and cash equivalents, end of year	$1,445	$12,341	$1,481

See accompanying notes to consolidated financial statements

NOTE 1 – NATURE OF OPERATIONS

Atlas Pipeline Partners, L.P. (the “Partnership”) is a publicly-traded (NYSE: APL) Delaware limited partnership engaged in the transmission, gathering and processing of natural gas. The Partnership’s operations are conducted through subsidiary entities whose equity interests are owned by Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of the Partnership. Atlas Pipeline Partners GP, LLC (the “General Partner”), through its general partner interests in the Partnership and the Operating Partnership, owns a 2% general partner interest in the consolidated pipeline operations, through which it manages and effectively controls both the Partnership and the Operating Partnership. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests. The General Partner also owns 5,754,253 common limited partner units in the Partnership and 10,000, $1,000 par value cumulative convertible preferred limited partner units (see Note 4). At December 31, 2008, the Partnership had 45,954,808 common limited partnership units, including the 5,754,253 common units held by the General Partner, and 40,000, $1,000 par value cumulative convertible preferred limited partnership units outstanding, including the 10,000 cumulative convertible preferred units held by the General Partner (see Note 4).

The Partnership’s General Partner is a wholly-owned subsidiary of Atlas Pipeline Holdings, L.P. (“AHD”), a publicly-traded partnership (NYSE: AHD). Atlas America, Inc. and its affiliates (“Atlas America”), a publicly-traded company (NASDAQ: ATLS) which owns a 64.4% ownership interest in AHD at December 31, 2008, also owns 1,112,000 of the Partnership’s common limited partnership units, representing a 2.1% ownership interest in the Partnership, and a 48.3% ownership interest in Atlas Energy Resources, LLC and subsidiaries (“Atlas Energy”), a publicly-traded company (NYSE: ATN). Substantially all of the natural gas the Partnership transports in the Appalachian basin is derived from wells operated by Atlas Energy.

During June 2006, the Partnership identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which relate to natural gas volume gathered during the third and fourth quarters of 2005 and the first quarter of 2006, the Partnership recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3% and 1.4% for the third quarter of 2005, fourth quarter of 2005 and first quarter of 2006, respectively.

In August 2006, the Partnership sustained fire damage to a compressor station within the Velma region of its Mid-Continent segment. The Partnership maintains property damage and business interruption insurance for all of its assets and operating activities. During the fourth quarter of 2006, the Partnership received a $1.5 million partial settlement from its insurance providers related to this incident and reached a final settlement for an additional $2.6 million of insurance proceeds received during the first quarter of 2007. At December 31, 2006, the Partnership recorded the additional $2.6 million in prepaid expenses and other within its consolidated balance sheet and other income (loss), net within its consolidated statements of operations for the insurance proceeds settlement amount.

The Partnership has adjusted its consolidated financial statements and related footnote disclosures presented within this Form 10-K from the amounts previously presented to reflect the following items:

•

In May 2009, the Partnership completed the sale of its NOARK gas gathering and interstate pipeline system (“NOARK”). In accordance with FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS No. 144”), the Partnership has retrospectively adjusted its prior period consolidated financial statements to reflect the amounts related to the operations of NOARK as discontinued operations;

•

The adoption of Statement of Financial Accounting Standards No. 160, “Non-Controlling Interest in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported and disclosed on the face of the consolidated statements of operations at amounts that include the amounts attributable to both the parent and the non-controlling interest. The Partnership adopted the requirements of SFAS No. 160 on January 1, 2009, and has reflected the retrospective application for all periods presented;

•

The adoption of Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings per Share” for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. The Partnership adopted the requirements of FSP EITF 03-6-1 on January 1, 2009 and has reflected the retroactive application for all periods presented; and

•

The adoption of EITF Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” (“EITF No. 07-4”), an update of EITF No. 03-6, “Participating Securities and the Two-Class Method Under FASB Statement No. 128” (“EITF No. 03-6”). EITF 07-4 considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the two-class method. EITF 07-4 also considers whether the partnership agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. If distributions are contractually limited to the incentive distribution rights’ share of currently designated available cash for distributions as defined under the partnership agreement, undistributed earnings in excess of available cash should not be allocated to the incentive distribution rights. Under the guidance of EITF 07-4, the Partnership’s management believes that the partnership agreement contractually limits cash distributions to available cash and, therefore, undistributed earnings are no longer allocated to the incentive distribution rights. The Partnership adopted EITF No. 07-4 on January 1, 2009 and has reflected the retroactive application for all periods presented.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Non-controlling Interest

The consolidated financial statements include the accounts of the Partnership, the Operating Partnership and the Operating Partnership’s wholly-owned and majority-owned subsidiaries. The General Partner’s interest in the Operating Partnership is reported as part of its overall 2% general partner interest in the Partnership. All material intercompany transactions have been eliminated.

The consolidated financial statements also include the operations of the Chaney Dell natural gas gathering system and processing plants located in Oklahoma (“Chaney Dell system”) and the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (“Midkiff/Benedum system”). In July 2007, the Partnership acquired control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) 100% interest in the Chaney Dell system and its 72.8% undivided joint venture interest in the Midkiff/Benedum system (see Note 8). The transaction was effected by the formation of two joint venture companies which own the respective systems, of which the Partnership has a 95% interest and Anadarko has a 5% interest in each.

The Partnership consolidates 100% of these joint ventures. The Partnership reflects Anadarko’s 5% interest in the net income of these joint ventures as non-controlling interest on its statements of operations. The Partnership also reflects Anadarko’s investment in the net assets of the joint ventures as non-controlling interest on its consolidated balance sheet. In connection with the Partnership’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the joint ventures issued cash to Anadarko of $1.9 billion in return for a note receivable. This note receivable is reflected within non-controlling interest on the Partnership’s consolidated balance sheet.

The Midkiff/Benedum joint venture has a 72.8% undivided joint venture interest in the Midkiff/Benedum system, of which the remaining 27.2% interest is owned by Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”). Due to the Midkiff/Benedum system’s status as an undivided joint venture, the Midkiff/Benedum joint venture proportionally consolidates its 72.8% ownership interest in the assets and liabilities and operating results of the Midkiff/Benedum system.

The consolidated financial statements also include the financial statements of NOARK Pipeline System, Limited Partnership (“NOARK”), an entity in which the Partnership owned a 100% ownership interest at December 31, 2008 (see Note 1 and 8). On May 2, 2006, the Partnership acquired the remaining 25% ownership interest in NOARK from Southwestern Energy Pipeline Company (“Southwestern”), a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN). Prior to this transaction, the Partnership owned a 75% ownership interest in NOARK, which it had acquired in October 2005 from Enogex, Inc., a wholly-owned subsidiary of OGE Energy Corp. (NYSE: OGE). In connection with the acquisition of the remaining 25% ownership interest, Southwestern assumed liability for $39.0 million in principal amount outstanding of NOARK’s 7.15% notes due in 2018, which had been presented as long-term debt on the Partnership’s consolidated balance sheet prior to the acquisition of the remaining 25% ownership interest. Subsequent to the acquisition of the remaining 25% ownership interest in NOARK, the Partnership consolidated 100% of NOARK’s financial statements. The non-controlling interest expense reflected on the Partnership’s consolidated statements of operations for the year ended December 31, 2006 represents Southwestern’s interest in NOARK’s net income prior to the May 2, 2006 acquisition. In May 2009, the Partnership completed the sale of its NOARK gas gathering and interstate pipeline system and has retrospectively adjusted its prior period consolidated financial statements to reflect the amounts related to the operations of NOARK as discontinued operations (see Note 1).

Use of Estimates

The preparation of the Partnership’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Partnership’s consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting periods. The Partnership’s consolidated financial statements are based on a number of significant estimates, including depreciation and amortization, asset impairment, the fair value of derivative instruments, the probability of forecasted transactions, the allocation of purchase price to the fair value of assets acquired and other items. Actual results could differ from those estimates.

Cash Equivalents

The Partnership considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist principally of temporary investments of cash in short-term money market instruments.

Receivables

In evaluating the realizability of its accounts receivable, the Partnership performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by the Partnership’s review of its customers’ credit information. The Partnership extends credit on an unsecured basis to many of its customers. At December 31, 2008 and 2007, the Partnership recorded no allowance for uncollectible accounts receivable on its consolidated balance sheets.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired. Depreciation and amortization expense is based on cost less the estimated salvage value primarily using the straight-line method over the asset’s estimated useful life. Maintenance and repairs are expensed as incurred. Major renewals and improvements that extend the useful lives of property are capitalized.

Impairment of Long-Lived Assets

The Partnership reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value if such carrying amount exceeds the fair value.

As discussed below, the Partnership recognized an impairment of goodwill at December 31, 2008. The Partnership believes this impairment of goodwill was an event that warranted assessment of its long-lived assets for possible impairment. The Partnership evaluated all of its long-lived assets, including intangible customer relationships, at December 31, 2008, and determined that the undiscounted estimated future net cash flows related to these assets continued to support the recorded values.

Capitalized Interest

The Partnership capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds was 6.3%, 8.0% and 8.1% for the years ended December 31, 2008, 2007 and 2006, respectively, and the amount of interest capitalized was $7.7 million, $2.2 million and $2.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Fair Value of Financial Instruments

For the Partnership’s cash and cash equivalents, accounts receivables and accounts payables, the carrying amounts of these financial instruments approximate fair values because of their short maturities and are represented in the Partnership’s consolidated balance sheets. For further information with regard to the Partnership’s financial instruments, see “—Recently Adopted Accounting Standards” and Note 10.

Derivative Instruments

The Partnership enters into certain financial contracts to manage its exposure to movement in commodity prices and interest rates. The Partnership applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) to its derivative instruments. SFAS No. 133 requires each derivative instrument to be recorded in the balance sheet as either an asset or liability measured at fair value. Changes in a derivative instrument’s fair value are recognized currently in the Partnership’s consolidated statements of operations unless specific hedge accounting criteria are met.

Intangible Assets

The Partnership has recorded intangible assets with finite lives in connection with certain consummated acquisitions (see Note 8). The following table reflects the components of intangible assets being amortized at December 31, 2008 and 2007 (in thousands):

	December 31,		Estimated Useful Lives In Years
	2008	2007
Gross Carrying Amount:
Customer contracts	$12,810	$12,810	8
Customer relationships	222,572	222,572	7-20

	$235,382	$235,382

Accumulated Amortization:
Customer contracts	$(5,806)	$(4,215)
Customer relationships	(35,929)	(11,964)

	$(41,735)	$(16,179)

Net Carrying Amount:
Customer contracts	$7,004	$8,595
Customer relationships	186,643	210,608

	$193,647	$219,203

The Partnership recorded its initial purchase price allocation for the Chaney Dell and Midkiff/Benedum acquisition on July 27, 2007. During the fourth quarter of 2007, the Partnership adjusted its preliminary purchase price allocation by increasing the estimated amount allocated to customer contracts and customer relationships and reducing amounts initially allocated to property, plant and equipment (see Note 6 and Note 8).

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that intangible assets with finite useful lives be amortized over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, the Partnership will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for the Partnership’s customer contract intangible assets is based upon the approximate average length of customer contracts in existence at the date of acquisition. The estimated useful life for the Partnership’s customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition. Amortization expense on intangible assets was $25.6 million, $12.1 million and $2.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. Amortization expense related to intangible assets is estimated to be as follows for each of the next five calendar years: 2009 - $25.6 million; 2010 - $25.6 million; 2011 - $25.6 million; 2012 - $25.6 million; 2013 - $24.5 million.

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2008, 2007 and 2006 were as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Balance, beginning of year	$709,283	$63,441	$63,441
Purchase price allocation adjustment – Chaney Dell and Midkiff/Benedum acquisition	—	645,842	—
Post-closing purchase price adjustment with seller and purchase price allocation adjustment - Chaney Dell and Midkiff/Benedum acquisition	(2,217)	—	—
Recovery of state sales tax initially paid on transaction – Chaney Dell and Midkiff/ Benedum acquisition	(30,206)	—	—
Impairment loss	(676,860)	—	—

Balance, end of year	$—	$709,283	$63,441

The Partnership tests its goodwill for impairment at each year end under the principles of SFAS No. 142 by comparing reporting unit estimated fair values to carrying values. Because quoted market prices for the Partnership’s reporting units are not available, management must apply judgment in determining the estimated fair value of these reporting units. Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets. A key component of these fair value determinations is a reconciliation of the sum of these net present value calculations to the Partnership’s market capitalization. The principles of SFAS No. 142 and its interpretations acknowledge that the observed market prices of individual trades of an entity’s equity securities (and thus its computed market capitalization) may not be representative of the fair value of the entity as a whole. Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity. Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity’s individual equity securities. In most industries, including the Partnership’s, an acquiring entity typically is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less than a controlling interest. Therefore, once the above net present value calculations have been determined, the Partnership also adds a control premium to the calculations. This control premium is judgmental and is based on observed acquisitions in The Partnership’s industry. The resultant fair values calculated for the reporting units are then compared to observable metrics on large mergers and acquisitions in the Partnership’s industry to determine whether those valuations appear reasonable in management’s judgment.

As a result of its impairment evaluation at December 31, 2008, the Partnership recognized a $676.9 million non-cash impairment charge within its consolidated statements of operations for the year ended December 31, 2008. The goodwill impairment resulted from the reduction in the Partnership’s estimated fair value of reporting units in comparison to their carrying amounts at December 31, 2008. The Partnership’s estimated fair value of its reporting units was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. These estimates were subjective and based upon numerous assumptions about future operations and market conditions, which are subject to change. There were no goodwill impairments recognized by the Partnership during the years ended December 31, 2007 and 2006.

The Partnership had adjusted its preliminary purchase price allocation for the acquisition of its Chaney Dell and Midkiff/Benedum systems after its July 2007 acquisition date by adjusting the estimated amounts allocated to goodwill, intangible assets and property, plant and equipment. Also, in April 2008, the Partnership received a $30.2 million cash reimbursement for sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems in July 2007. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, the Partnership reduced goodwill recognized in connection with the acquisition (see Note 8).

Income Taxes

The Partnership is not subject to U.S. federal and most state income taxes. The partners of the Partnership are liable for income tax in regard to their distributive share of the Partnership’s taxable income. Such taxable income may vary substantially from net income (loss) reported in the accompanying consolidated financial statements. Certain corporate subsidiaries of the Partnership are subject to federal and state income tax. The federal and state income taxes related to the Partnership and these corporate subsidiaries were immaterial to the consolidated financial statements and are recorded in pre-tax income on a current basis only. Accordingly, no federal or state deferred income tax has been provided for in the accompanying consolidated financial statements.

The Financial Accounting Standards Board’s (“FASB”) FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, an Interpretation of FASB Statement No. 109 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Partnership’s management does not believe it has any tax positions taken within its consolidated financial statements that would not meet this threshold. The Partnership’s policy is to reflect interest and penalties related to uncertain tax positions as part of its income tax expense, when and if they become applicable.

The Partnership files income tax returns in the U.S. federal and various state jurisdictions. With limited exceptions, the Partnership is no longer subject to income tax examinations by major tax authorities for years prior to 2005.

Stock-Based Compensation

The Partnership applies the provisions of SFAS No. 123(R), “Share-Based Payment,” as revised (“SFAS No. 123(R)”) to its share-based payments. Generally, the approach to accounting for share-based payments in SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Net Income (Loss) Per Common Unit

Basic net income (loss) attributable to common limited partners per unit is computed by dividing net income (loss) attributable to common limited partners, which is determined after the deduction of net income (loss) attributable to participating securities and the general partner’s and the preferred unitholder’s interests, by the weighted average number of common limited partner units outstanding during the period. The general partner’s interest in net income (loss) is calculated on a quarterly basis based upon its 2% interest and incentive distributions (see Note 5), with a priority allocation of net income to the general partner’s incentive distributions, if any, in accordance with the partnership agreement, and the remaining net income (loss) allocated with respect to the general partner’s and limited partners’ ownership interests.

The Partnership presents net income (loss) per unit under the Emerging Issue Task Force’s (“EITF”) Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” (“EITF No. 07-4”), an update of EITF No. 03-6, “Participating Securities and the Two-Class Method Under FASB Statement No. 128” (“EITF No. 03-6”). EITF 07-4 considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the two-class method. EITF 07-4 also considers whether the partnership agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. If distributions are contractually limited to the incentive distribution rights’ share of currently designated available cash for distributions as defined under the partnership agreement, undistributed earnings in excess of available cash should not be allocated to the incentive distribution rights. Under the guidance of EITF 07-4, management of the Partnership believes that the partnership agreement contractually limits cash distributions to available cash and, therefore, undistributed earnings are not allocated to the incentive distribution rights.

On January 1, 2009, the Partnership adopted Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of Financial Accounting Standards Board (“FASB”) Statement No. 128, “Earnings per Share” for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. The Partnership’s phantom unit awards, which consist of common units issuable under the terms of its long-term incentive plan and incentive compensation agreements (see Note 15), contain non-forfeitable rights to distribution equivalents of the Partnership. The participation rights result in a non-contingent transfer of value each time the Partnership declares a distribution or distribution equivalent right during the award’s vesting period. As such, FSP EITF 03-6-1 provides that the net income (loss) utilized in the calculation of net income (loss) per unit must be after the allocation of income (loss) to the phantom units on a pro-rata basis. FSP EITF 03-6-1 requires entities to retroactively adjust all prior period earnings per unit computations per its guidance.

The following is a reconciliation of net income (loss) from continuing operations and net income from discontinued operations allocated to the general partner and common limited partners for purposes of calculating net income (loss) attributable to common limited partners per unit (in thousands, except per unit data):

	Years Ended December 31,
	2008	2007	2006
Continuing operations:
Net income (loss)	$(625,244)	$(171,199)	$22,202
(Income) loss attributable to non-controlling interest	22,781	(3,940)	—
Preferred unit dividend effect	—	(3,756)	—
Preferred unit dividends	(1,769)	—	—
Preferred unit imputed dividend cost	(505)	(2,494)	(1,898)

Net income (loss) attributable to common limited partners and the general partner	(604,737)	(181,389)	20,304
General partner’s actual cash incentive distributions declared	23,472	15,857	14,869
General partner’s actual 2% ownership interest	(12,626)	(3,964)	109

Net income (loss) attributable to the general partner’s ownership interests	10,846	11,893	14,978

Net income (loss) attributable to common limited partners	(615,583)	(193,282)	5,326
Less: net income (loss) attributable to participating securities – phantom units(1)	(2,109)	(1,302)	48

Net income (loss) utilized in the calculation of net income (loss) from continuing operations attributable to common limited partners per unit	$(613,474)	$(191,980)	$5,278

Discontinued operations:
Net income	$20,546	$30,830	$11,581
Income attributable to non-controlling interest	—	—	(118)

Net income attributable to common limited partners and the general partner	20,546	30,830	11,463
Net income attributable to the general partner’s ownership interests (2% ownership interest)	413	619	231

Net income utilized in the calculation of net income from discontinued operations attributable to common limited partners per unit	$20,133	$30,211	$11,232

(1)	In accordance with FSP EITF 03-6-1, net income (loss) attributable to common limited partners’ ownership interest is allocated to the phantom units on a pro-rata basis (weighted average phantom units outstanding as a percentage of the sum of the weighted average phantom units and common limited partner units outstanding).

Diluted net loss attributable to common limited partners per unit is calculated by dividing net loss attributable to common limited partners, less loss allocable to participating securities, by the sum of the weighted average number of common limited partner units outstanding and the dilutive effect of unit option awards, as calculated by the treasury stock method. Unit options consist of common units issuable upon payment of an exercise price by the participant under the terms of the Partnership’s long-term incentive plan (see Note 15). The following table sets forth the reconciliation of the Partnership’s weighted average number of common limited partner units used to compute basic net loss attributable to common limited partners per unit with those used to compute diluted net loss attributable to common limited partners per unit (in thousands):

The following table sets forth the reconciliation of the weighted average number of common limited partner units used to compute basic net income (loss) attributable to common limited partners per unit with those used to compute diluted net income (loss) attributable to common limited partners per unit (in thousands):

	Years Ended December 31,
	2008	2007	2006
Weighted average common limited partner units - basic	42,513	24,171	12,884
Add effect of dilutive convertible preferred limited partner units(1)	—	—	—

Weighted average common limited partner units - diluted	42,513	24,171	12,884

(1)

For the years ended December 31, 2008, 2007 and 2006, potential common limited partner units issuable upon conversion of the Partnership’s Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net income (loss) attributable to common limited partners as the impact of the conversion would have been anti-dilutive (see Note 4 for additional information regarding the conversion features of the preferred limited partner units).

Environmental Matters

The Partnership is subject to various federal, state and local laws and regulations relating to the protection of the environment. The Partnership has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures. The Partnership accounts for environmental contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. The Partnership maintains insurance which may cover in whole or in part certain environmental expenditures. At December 31, 2008 and 2007, the Partnership had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

Segment Information

The Partnership has two reportable segments: natural gas transmission, gathering and processing located in the Appalachian Basin area (“Appalachia”) of eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee, and natural gas transmission, gathering and processing assets located in the Mid-Continent area (“Mid-Continent”) of primarily Oklahoma, northern and western Texas, the Texas Panhandle and southern Kansas. Appalachia revenues are principally based on contractual arrangements with Atlas Energy and its affiliates. Mid-Continent revenues are derived from the gathering and transportation of natural gas and the sale of residue gas and NGLs to purchasers at the tailgate of the processing plants.

Revenue Recognition

Revenue in the Partnership’s Appalachia segment is principally recognized at the time the natural gas is transported through its gathering systems. Under the terms of its natural gas gathering agreements with Atlas Energy and its affiliates, the Partnership receives fees for gathering natural gas from wells owned by Atlas Energy and by drilling investment partnerships sponsored by Atlas Energy. The fees received for the gathering services under the Atlas Energy agreements are generally the greater of 16% of the gross sales price for natural gas produced from the wells, or $0.35 to $0.40 per thousand cubic feet (“mcf”), depending on the ownership of the well. Substantially all natural gas gathering revenue in the Appalachia segment is derived from these agreements. Fees for transportation services provided to independent third parties whose wells are connected to the Partnership’s Appalachia gathering systems are at separately negotiated prices.

The Partnership’s Mid-Continent segment revenue primarily consists of the fees earned from its transmission, gathering and processing operations. Under certain agreements, the Partnership purchases natural gas from producers and moves it into receipt points on its pipeline systems, and then sells the natural gas, or produced natural gas liquids (“NGLs”), if any, off of delivery points on its systems. Under other agreements, the Partnership transports natural gas across its systems, from receipt to delivery point, without taking title to the natural gas. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. In connection with the Partnership’s gathering and processing operations, it enters into the following types of contractual relationships with its producers and shippers:

Fee-Based Contracts. These contracts provide for a set fee for gathering and processing raw natural gas. The Partnership’s revenue is a function of the volume of natural gas that it gathers and processes and is not directly dependent on the value of the natural gas.

POP Contracts. These contracts provide for the Partnership to retain a negotiated percentage of the sale proceeds from residue natural gas and NGLs it gathers and processes, with the remainder being remitted to the producer. In this situation, the Partnership and the producer are directly dependent on the volume of the commodity and its value; the Partnership owns a percentage of that commodity and is directly subject to its market value.

Keep-Whole Contracts. These contracts require the Partnership, as the processor, to purchase raw natural gas from the producer at current market rates. Therefore, the Partnership bears the economic risk (the “processing margin risk”) that the aggregate proceeds from the sale of the processed natural gas and NGLs could be less than the amount that it paid for the unprocessed natural gas. However, because the natural gas purchases contracted under keep-whole agreements are generally low in liquids content and meet downstream pipeline specifications without being processed, the natural gas can be bypassed around the processing plants and delivered directly into downstream pipelines during periods of margin risk. Therefore, the processing margin risk associated with a portion of the Partnership’s keep-whole contracts is minimized.

The Partnership accrues unbilled revenue due to timing differences between the delivery of natural gas, NGLs, and condensate and the receipt of a delivery statement. This revenue is recorded based upon volumetric data from the Partnership’s records and management estimates of the related transportation and compression fees which are, in turn, based upon applicable product prices (see “–Use of Estimates” accounting policy for further description). The Partnership had unbilled revenues at December 31, 2008 and 2007 of $50.1 million and $82.5 million, respectively, which are included in accounts receivable and accounts receivable-affiliates within its consolidated balance sheets.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income (loss), are referred to as “other comprehensive income (loss)” and for the Partnership only include changes in the fair value of unsettled derivative contracts which are accounted for as cash flow hedges (see Note 10).

Recently Adopted Accounting Standards

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies sources of accounting principles and the framework for selecting such principles used in the preparation of financial statements of nongovernmental entities presented in conformity with U.S. generally accepted accounting principles. SFAS No. 162 is effective beginning November 15, 2008. The Partnership adopted the provisions of SFAS No. 162 on November 15, 2008 and it had no impact on the Partnership’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported and disclosed on the face of the consolidated statement of operations at amounts that include the amounts attributable to both the parent and the non-controlling interest. Additionally, SFAS No. 160 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and that the parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 also requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and adjust its remaining investment, if any, at fair value. The Partnership adopted the requirements of SFAS No. 160 on January 1, 2009 and adjusted its presentation of its financial position and results of operations. Prior period financial position and results of operations have been adjusted retrospectively to conform to the provisions of SFAS No. 160.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment to FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective at the inception of an entity’s first fiscal year beginning after November 15, 2007 and offers various options in electing to apply its provisions. The Partnership adopted SFAS No. 159 on January 1, 2008, and has elected not to apply the fair value option to any of its financial instruments.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“EITF 00-19-2”). EITF 00-19-2 provides guidance related to the accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate arrangement or included as a provision of a financial instrument or arrangement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”). EITF 00-19-2 requires that if the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under such arrangement shall be included in the allocation of proceeds from the related financing transaction using the measurement guidance in SFAS No. 5. The Partnership adopted EITF 00-19-2 on January 1, 2007 and it did not have an effect on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value statements. In February 2008, the

FASB issued FASB Staff Position SFAS No. 157-b, “Effective Date of FASB Statement No. 157”, which provides for a one-year deferral of the effective date of SFAS No. 157 with regard to an entity’s non-financial assets, non-financial liabilities or any non-recurring fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Partnership adopted SFAS No. 157 on January 1, 2008 with respect to its derivative instruments, which are measured at fair value within its financial statements. The provisions of SFAS No. 157 have not been applied to its non-financial assets and non-financial liabilities. See Note 11 for disclosures pertaining to the provisions of SFAS No. 157 with regard to the Partnership’s financial instruments.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Topic 1N, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108, Topic 1N”). SAB 108, Topic 1N provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. The SEC staff recommends that misstatements should be quantified using both a balance sheet and income statement approach and a determination be made as to whether either approach results in quantifying a misstatement which the registrant, after evaluating all relevant factors, considers material. The SEC staff will not object if a registrant records a one-time cumulative effect adjustment to correct misstatements occurring in prior years that previously had been considered immaterial based on the appropriate use of the registrant’s methodology. SAB 108, Topic 1N is effective for fiscal years ending on or after November 15, 2006. The Partnership adopted the provisions of SAB 108, Topic 1N on January 1, 2007 and it did not have an impact on the Partnership’s consolidated financial position or results of operations for the years ended December 31, 2007 and 2006.

Recently Issued Accounting Standards

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 applies to the calculation of earnings per share (“EPS”) described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings per Share” for share-based payment awards with rights to dividends or dividend equivalents. It states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption was prohibited. The Partnership adopted the requirements of FSP EITF 03-6-1 on January 1, 2009 and its adoption did not have a material impact on the Partnership’s financial position and results of operations (see “Net Income (Loss) Per Common Unit”). Prior-period net loss per common limited partner unit data presented has been adjusted retrospectively to conform to the provisions of FSP EITF 03-6-1.

In April 2008, the FASB issued Staff Position No. 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”), and other U.S. Generally Accepted Accounting Principles. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset should be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements should be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Partnership will apply the requirements of FSP FAS 142-3 upon its adoption on January 1, 2009 and it currently does not expect the adoption of FSP FAS 142-3 to have a material impact on its financial position and results of operations.

In March 2008, the FASB ratified the EITF consensus on EITF Issue No. 07-4, “Application of the

Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” (“EITF No. 07-4”), an update of EITF No. 03-6, “Participating Securities and the Two-Class Method Under FASB Statement No. 128” (“EITF No. 03-6”). EITF 07-4 considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the two-class method. EITF 07-4 also considers whether the partnership agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. If distributions are contractually limited to the incentive distribution rights’ share of currently designated available cash for distributions as defined under the partnership agreement, undistributed earnings in excess of available cash should not be allocated to the incentive distribution rights. The Partnership’s adoption of EITF No. 07-4 on January 1, 2009 impacted its presentation of net income (loss) per common limited partner unit as the Partnership previously presented net income (loss) per common limited partner unit as though all earnings were distributed each quarterly period (see “—Net Income (Loss) Per Common Unit”). Under the guidance of EITF 07-4, management of the Partnership believes that the partnership agreement contractually limits cash distributions to available cash and, therefore, undistributed earnings will no longer be allocated to the incentive distribution rights.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), to require enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Partnership will apply the requirements of SFAS No. 161 upon its adoption on January 1, 2009 and does not expect it to have a material impact on its financial position or results of operations or related disclosures.

In December 2007, the FASB issued SFAS No 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations” (“SFAS No. 141”), however retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of that date, with specified limited exceptions. Changes subsequent to that date are to be recognized in earnings, not goodwill. Additionally, SFAS No. 141 (R) requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the non-controlling interests in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning on or after December 15, 2008. The Partnership will apply the requirements of SFAS No. 141(R) upon its adoption on January 1, 2009 and does not expect it to have a material impact on its financial position and results of operations.

NOTE 3 – COMMON UNIT EQUITY OFFERINGS

In June 2008, the Partnership sold 5,750,000 common units in a public offering at a price of $37.52 per unit, yielding net proceeds of approximately $206.6 million. Also in June 2008, the Partnership sold 1,112,000 common units to Atlas America and 278,000 common units to AHD in a private placement at a net price of $36.02 per unit, resulting in net proceeds of approximately $50.1 million. The Partnership also received a capital contribution from AHD of $5.4 million for AHD to maintain its 2.0% general partner interest in the Partnership. The Partnership utilized the net proceeds from both sales and the capital contribution to fund the early termination of certain derivative agreements (see Note 10).

In July 2007, the Partnership sold 25,568,175 common units through a private placement to investors at a negotiated purchase price of $44.00 per unit, yielding net proceeds of approximately $1.125 billion. Of the 25,568,175 common units sold by the Partnership, 3,835,227 common units were purchased by AHD for $168.8 million. The Partnership also received a capital contribution from AHD of $23.1 million for AHD to maintain its 2.0% general partner interest in the Partnership. The Partnership utilized the net proceeds from the sale to partially fund the acquisition of control of the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and a 72.8% ownership interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (see Note 8). The common units issued were subsequently registered with the Securities and Exchange Commission in November 2007.

In May 2006, the Partnership sold 500,000 common units in a public offering at a price of $41.20 per unit, yielding net proceeds of approximately $19.7 million, after underwriting commissions and other transaction costs. The Partnership utilized the net proceeds from the sale to partially repay borrowings under its credit facility made in connection with its acquisition of the remaining 25% ownership interest in NOARK.

NOTE 4 – PREFERRED UNIT EQUITY OFFERINGS

Class A Preferred Units

In March 2006, the Partnership entered into an agreement to sell 30,000 6.5% cumulative convertible preferred units (“Class A Preferred Units”) representing limited partner interests to Sunlight Capital Partners, LLC (“Sunlight Capital”), an affiliate of Elliott & Associates, for aggregate gross proceeds of $30.0 million. The Partnership also sold an additional 10,000 Class A Preferred Units to Sunlight Capital for $10.0 million in May 2006, pursuant to the Partnership’s right under the agreement to require Sunlight Capital to purchase such additional units. The Class A Preferred Units were originally entitled to receive dividends of 6.5% per annum commencing in March 2007 and were to have been accrued and paid quarterly on the same date as the distribution payment date for the Partnership’s common units. In April 2007, the Partnership and Sunlight Capital agreed to amend the terms of the Class A Preferred Units effective as of that date. The terms of the Class A Preferred Units were amended to entitle them to receive dividends of 6.5% per annum commencing in March 2008 and to be convertible, at Sunlight Capital’s option, into common units commencing May 8, 2008 at a conversion price equal to the lesser of $43.00 or 95% of the market price of the Partnership’s common units as of the date of the notice of conversion. The Partnership may elect to pay cash rather than issue common units in satisfaction of a conversion request.

The Partnership has the right to call the Class A Preferred Units at a specified premium. The applicable redemption price under the amended agreement was increased to $53.22. If not converted into common units or redeemed prior to the second anniversary of the conversion commencement date, the Class A Preferred Units will automatically be converted into the Partnership’s common units in accordance with the agreement. In consideration of Sunlight Capital’s consent to the amendment of the Class A Preferred Units, the Partnership issued $8.5 million of its 8.125% senior unsecured notes due 2015 to Sunlight Capital. The Partnership recorded the senior unsecured notes issued as long-term debt and a preferred unit dividend within partners’ capital on its consolidated balance sheet and, during the year ended December 31, 2007, reduced net income (loss) attributable to common limited partners and the general partner by $3.8 million of this amount, which was the portion deemed to be attributable to the concessions of the common limited partners and the general partner to the Class A preferred unitholder, on its consolidated statements of operations.

In December 2008, the Partnership redeemed 10,000 of the Class A Preferred Units for $10.0 million in cash under the terms of the agreement (see Note 20). The redemption was classified as a reduction of Class A Preferred Equity within partners’ capital on the Partnership’s consolidated balance sheet. The Partnership’s 30,000 outstanding Class A preferred limited partner units were convertible into approximately 5,263,158 common limited partner units at December 31, 2008, which is based upon the market value of the Partnership’s common units and subject to provisions and limitations within the agreement between the parties, with an estimated fair value of approximately $31.6 million based upon the market value of the Partnership’s common units as of that date.

Dividends previously paid and those to be paid on the Class A Preferred Units and the premium paid upon their redemption, if any, will be recognized as a reduction to the Partnership’s net income (loss) in determining net income (loss) attributable to common unitholders and the general partner. If converted to common units, the Class A preferred equity amount converted will be reclassified to common unit equity within partners’ capital on the Partnership’s consolidated balance sheet.

The Class A Preferred Units are reflected on the Partnership’s consolidated balance sheet as Class A preferred equity within partners’ capital of $27.9 million and $37.1 million at December 31, 2008 and 2007, respectively. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 68, “Increasing Rate Preferred Stock,” the Class A Preferred Units were originally recorded on the consolidated balance sheet at the amount of net proceeds received less an imputed dividend cost. The imputed dividend cost of $2.4 million was the result of the Class A Preferred Units not having a dividend yield during the first year after their issuance in March 2006 and was amortized in full as of March 2007. As a result of the amended agreement, the Partnership recognized an imputed dividend cost of $2.5 million that was amortized during the year commencing March 2007 and was based upon the present value of the net proceeds received using the 6.5% stated yield. During the year ending December 31, 2008, the Partnership amortized the remaining $0.5 million of this imputed dividend cost, which is presented as an additional adjustment of net income (loss) to determine net income (loss) attributable to common limited partners and the general partner on its consolidated statements of operations. Amortization of the imputed dividend cost was $2.5 million for the year ended December 31, 2007, based on the imputed cost during the year commencing March 2007. Amortization of the imputed dividend cost was $1.9 million for the year ended December 31, 2006, based on the $2.4 million imputed cost during the initial year after the unit issuance. If converted to common units, the Class A preferred equity amount converted will be reclassified to common unit equity within partners’ capital on the Partnership’s consolidated balance sheet. Dividends accrued and paid on the Class A Preferred Units and the premium paid upon their redemption, if any, will be recognized as a reduction to the Partnership’s net income (loss) in determining net income (loss) attributable to common unitholders and the general partner.

Sunlight Capital was entitled to receive the dividends on the Class A Preferred Units pro rata from the March 2008 commencement date. The Partnership recognized $1.8 million of preferred dividend cost for the year ended December 31, 2008, which is presented as a reduction of net income (loss) to determine net income (loss) attributable to common limited partners and the general partner on its consolidated statements of operations. The preferred dividend cost recognized by the Partnership for the respective periods is associated with the preferred dividends earned during those periods and paid on the scheduled date of the Partnership’s quarterly cash distribution for the respective period (see Note 5). The $0.5 million of preferred unit dividend cost recognized for the three months ended December 31, 2008 is based upon the preferred unit dividend to be paid on February 13, 2009.

The net proceeds from the initial issuance of the preferred units were used to fund a portion of the Partnership’s capital expenditures in 2006, including the construction of the Sweetwater gas plant and related gathering system. The proceeds from the issuance of the additional 10,000 preferred units were used to reduce indebtedness under the Partnership’s credit facility incurred in connection with the acquisition of the remaining 25% ownership interest in NOARK.

Class B Preferred Units

In December 2008, the Partnership sold 10,000 12.0% cumulative convertible Class B preferred units of limited partner interests (the “Class B Preferred Units”) to AHD for cash consideration of $1,000 per Class B Preferred Unit (the “Face Value”) pursuant to a purchase agreement (the “Class B Preferred Unit Purchase Agreement”). AHD has the right, before March 30, 2009, to purchase an additional 10,000 Class B Preferred Units on the same terms. The Partnership used the proceeds from the sale of the Class B Preferred Units for general partnership purposes. The Class B Preferred Units will receive distributions of 12.0% per annum, paid quarterly on the same date as the distribution payment date for the Partnership’s common units. The record date for the determination of holders entitled to receive distributions of the Class B Preferred Units will be the same as the record date for determination of common unit holders entitled to receive quarterly distributions. The Class B Preferred Units are convertible, at the holder’s option, into common units commencing on June 30, 2009 (the “Class B Preferred Unit Conversion Commencement Date”), provided that the holder must request conversion of at least 2,500 Class B Preferred Units and cannot make a conversion request more than once every 30 days. The conversion price will be the lesser of (a) $7.50 (subject to adjustment for customary events such as stock splits, reverse stock splits, stock distributions and spin-offs) and (b) 95% of the average closing price of the common units for the 10 consecutive trading days immediately preceding the date of the holder’s notice to the Partnership of its conversion election (the “Market Price”). The number of common units issuable is equal to the Face Value of the Class B Preferred Units being converted plus all accrued but unpaid distributions (the “Class B Preferred Unit Liquidation Value”), divided by the conversion price. Within 5 trading days of its receipt of a conversion notice, the Partnership may elect to pay the notifying holder cash rather than issue common units in satisfaction of the conversion request. If the Partnership elects to pay cash for the Class B Preferred Units, the conversion price will be the lesser of (a) $7.50 and (b) 100% of the Market Price and the cash amount will be equal to (x) if Market Price is greater than $7.50, the number of common units issuable for the Class B Preferred Units being redeemed multiplied by the Market Price or (y) if the Market Price is less than or equal to $7.50, the Class B Preferred Unit Liquidation Value. The Partnership has the right to redeem some or all of the Class B Preferred Units (but not less than 2,500 Class B Preferred Units) for an amount equal to the Class B Preferred Unit Liquidation Value being redeemed divided by the conversion price multiplied by $9.50.

The sale of the Class B Preferred Units to AHD is exempt from the registration requirements of the Securities Act of 1933. The Partnership has agreed pursuant to a registration rights agreement entered into simultaneously with the Class B Preferred Unit Purchase Agreement to file, upon demand, a registration statement to cover the resale of the common units underlying the Class B Preferred Units. AHD is entitled to receive the dividends on the Class B Preferred Units pro rata from the December 2008 commencement date. Dividends to be paid on the Class B Preferred Units and the premium paid upon their redemption, if any, will be recognized as a reduction to the Partnership’s net income (loss) in determining net income (loss) attributable to common unitholders and the general partner. If converted to common units, the Class B preferred equity amount converted will be reclassified to common unit equity within partners’ capital on the Partnership’s consolidated balance sheet.

The Partnership’s 10,000 outstanding Class B preferred limited partner units were convertible into approximately 1,754,386 common limited partner units at December 31, 2008, which is based upon the market value of the Partnership’s common units and subject to provisions and limitations within the agreement between the parties, with an estimated fair value of approximately $10.5 million based upon the market value of the Partnership’s common units as of that date.

Dividends to be paid on the Class B Preferred Units and the premium paid upon their redemption, if any, will be recognized as a reduction to the Partnership’s net income (loss) in determining net income (loss) attributable to common unitholders and the general partner. If converted to common units, the Class B preferred equity amount converted will be reclassified to common unit equity within partners’ capital on the Partnership’s consolidated balance sheet. The Class B Preferred Units are reflected on the Partnership’s consolidated balance sheet as Class B preferred equity within partners’ capital of $10.0 million at December 31, 2008.

NOTE 5 – CASH DISTRIBUTIONS

The Partnership is required to distribute, within 45 days after the end of each quarter, all of its available cash (as defined in its partnership agreement) for that quarter to its common unitholders and the General Partner. If common unit distributions in any quarter exceed specified target levels, the General Partner will receive between 15% and 50% of such distributions in excess of the specified target levels. Common unit and General Partner distributions declared by the Partnership for the period from January 1, 2006 through December 31, 2008 were as follows:

Date Cash Distribution Paid	For Quarter Ended	Cash Distribution Per Common Limited Partner Unit	Total Cash Distribution to Common Limited Partners	Total Cash Distribution to the General Partner
			(in thousands)	(in thousands)
February 14, 2006	December 31, 2005	$0.83	$10,416	$3,638
May 15, 2006	March 31, 2006	$0.84	$10,541	$3,766
August 14, 2006	June 30, 2006	$0.85	$11,118	$4,059
November 14, 2006	September 30, 2006	$0.85	$11,118	$4,059

February 14, 2007	December 31, 2006	$0.86	$11,249	$4,193
May 15, 2007	March 31, 2007	$0.86	$11,249	$4,193
August 14, 2007	June 30, 2007	$0.87	$11,380	$4,326
November 14, 2007	September 30, 2007	$0.91	$35,205	$4,498

February 14, 2008	December 31, 2007	$0.93	$36,051	$5,092
May 15, 2008	March 31, 2008	$0.94	$36,450	$7,891
August 14, 2008	June 30, 2008	$0.96	$44,096	$9,308
November 14, 2008	September 30, 2008	$0.96	$44,105	$9,312

In connection with the Partnership’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems (see Note 8), AHD, which holds all of the incentive distribution rights in the Partnership, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to the Partnership through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. AHD also agreed that the resulting allocation of incentive distribution rights back to the Partnership would be after AHD receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter.

On January 26, 2009, the Partnership declared a cash distribution of $0.38 per unit on its outstanding common limited partner units, representing the cash distribution for the quarter ended December 31, 2008. The $17.8 million distribution, including $0.4 million to the General Partner, was paid on February 13, 2009 to unitholders of record at the close of business on February 9, 2009.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

	December 31,		Estimated Useful Lives in Years
	2008	2007
Pipelines, processing and compression facilities	$1,707,046	$1,386,414	15 –40
Rights of way	168,057	158,662	20 – 40
Buildings	8,920	8,870	40
Furniture and equipment	9,279	7,127	3 – 7
Other	13,002	12,622	3 – 10

	1,906,304	1,573,695
Less – accumulated depreciation	(125,293)	(68,376)

	$1,781,011	$1,505,319

In July 2007, the Partnership acquired control of the Chaney Dell and Midkiff/Benedum systems (see Note 8). During the fourth quarter of 2007 and first quarter of 2008, the Partnership adjusted its preliminary purchase price allocation by adjusting the estimated amounts allocated to goodwill and property, plant, and equipment.

NOTE 7 – OTHER ASSETS

The following is a summary of other assets (in thousands):

	December 31,
	2008	2007
Deferred finance costs, net of accumulated amortization of $17,298 and $11,352 at December 31, 2008 and 2007, respectively	$23,676	$18,227
Security deposits	1,317	2,447

	$24,993	$20,674

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 12). In December 2008, the Partnership recorded $1.3 million for accelerated amortization of deferred financing costs associated with the repurchase of approximately $60.0 million in face amount of its Senior Notes. In June 2008, the Partnership recorded $1.2 million for accelerated amortization of deferred financing costs associated with the retirement of a portion of its term loan with a portion of the net proceeds from its issuance of Senior Notes. In July 2007, the Partnership recorded $5.0 million for accelerated amortization of deferred financing costs associated with the replacement of its previous credit facility with a new facility.

NOTE 8 – ACQUISITIONS

Chaney Dell and Midkiff/Benedum

In July 2007, the Partnership acquired control of Anadarko’s 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Anadarko Assets”). The transaction was effected by the formation of two joint venture companies which own the respective systems, to which the Partnership contributed $1.9 billion and Anadarko contributed the Anadarko Assets.

The Partnership funded the purchase price in part from the private placement of 25,568,175 common limited partner units at a negotiated purchase price of $44.00 per unit, generating gross proceeds of $1.125 billion. Of the $1.125 billion, $168.8 million of these units were purchased by AHD. The Partnership funded the remaining purchase price from $830.0 million of proceeds from a senior secured term loan which matures in July 2014 and borrowings from its senior secured revolving credit facility that matures in July 2013 (see Note 12). AHD, which holds all of the incentive distribution rights in the Partnership, has also agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to the Partnership through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. AHD also agreed that the resulting allocation of incentive distribution rights back to the Partnership would be after AHD receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter (see Note 5).

In connection with this acquisition, the Partnership reached an agreement with Pioneer, which currently holds a 27.2% undivided joint venture interest in the Midkiff/Benedum system, whereby Pioneer has an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system, which began on June 15, 2008 and ended on November 1, 2008, and up to an additional 7.4% interest beginning on June 15, 2009 and ending on November 1, 2009 (the aggregate 22.0% additional interest can be entirely purchased during the period beginning June 15, 2009 and ending on November 1, 2009). If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230 million, subject to certain adjustments, for the additional 22.0% interest if fully exercised. The Partnership will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.

The acquisition was accounted for using the purchase method of accounting under SFAS No. 141. The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed in the acquisition, based on their fair values at the date of the acquisition (in thousands):

Accounts receivable	$745
Prepaid expenses and other	4,587
Property, plant and equipment	1,030,464
Intangible assets – customer relationships	205,312
Goodwill	613,420

Total assets acquired	1,854,528

Accounts payable and accrued liabilities	(1,499)

Net cash paid for acquisition	$1,853,029

The Partnership initially recorded goodwill in connection with this acquisition as a result of Chaney Dell’s and Midkiff/Benedum’s significant cash flow and strategic industry position. The Partnership tested its goodwill for impairment at December 31, 2008 and recognized an impairment charge of $676.9 million during the year ended December 31, 2008, which included the amounts recognized in connection with its Chaney Dell and Midkiff/Benedum acquisitions (see “—Goodwill” in Note 2).

In April 2008, the Partnership received a $30.2 million cash reimbursement for state sales tax initially paid on its transaction to acquire the Chaney Dell and Midkiff/Benedum systems. The $30.2 million was initially capitalized as an acquisition cost and allocated to the assets acquired, including goodwill, based upon their estimated fair values at the date of acquisition. Based upon the reimbursement of the sales tax paid in April 2008, the Partnership reduced goodwill recognized in connection with the acquisition. The results of Chaney Dell’s and Midkiff/Benedum’s operations are included within the Partnership’s consolidated financial statements from the date of acquisition.

NOARK

In May 2006, the Partnership acquired the remaining 25% ownership interest in NOARK from Southwestern, for a net purchase price of $65.5 million, consisting of $69.0 million of cash to the seller (including the repayment of the $39.0 million of outstanding NOARK notes at the date of acquisition), less the seller’s interest in NOARK’s working capital (including cash on hand and net payables to the seller) at the date of acquisition of $3.5 million. In October 2005, the Partnership acquired from Enogex, Inc., a wholly-owned subsidiary of OGE Energy Corp. (NYSE: OGE), all of the outstanding equity of Atlas Arkansas Pipeline, LLC, which owned the initial 75% ownership interest in NOARK, for total consideration of $179.8 million, including $16.8 million for working capital adjustments and other related transaction costs. NOARK’s assets included a Federal Energy Regulatory Commission (“FERC”)-regulated interstate pipeline and an unregulated natural gas gathering system. The acquisition was accounted for using the purchase method of accounting under SFAS No. 141. The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed in both acquisitions, based on their fair values at the date of the respective acquisitions (in thousands):

Cash and cash equivalents	$16,215
Accounts receivable	11,091
Prepaid expenses	497
Property, plant and equipment	232,576
Other assets	140

Total assets acquired	260,519

Accounts payable and other liabilities	(50,689)

Net assets acquired	209,830

Less: Cash and cash equivalents acquired	(16,215)

Net cash paid for acquisitions	$193,615

The Partnership’s ownership interests in the results of NOARK’s operations associated with each acquisition are included within its consolidated financial statements from the respective dates of the acquisitions. On May 4, 2009, APL completed the sale of its NOARK operations (see Note 9).

The following data presents pro forma revenue and net income (loss) for the Partnership for the years ended December 31, 2007 and 2006 as if the acquisitions discussed above, the equity offerings in July 2007 and May 2006 (see Note 3), the proceeds of $830.0 million from a senior unsecured term loan and borrowings under a the Partnership’s senior secured revolving credit facility (see Note 12), the April 2007 and May 2006 issuances of senior notes (see Note 12), and the May 2006 and March 2006 issuances of the cumulative convertible preferred units (see Note 4) had occurred on January 1, 2006. The data also presents actual revenue, net income (loss) and net income (loss) per common limited partner unit for the Partnership for the year ended December 31, 2008 for comparative purposes. The Partnership has prepared these unaudited pro forma financial results for comparative purposes only. These pro forma financial results may not be indicative of the results that would have occurred if the Partnership had completed these acquisitions and financing transactions at the beginning of the periods shown below or the results that will be attained in the future (in thousands, except per unit data; unaudited):

	Years Ended December 31,
	2008	2007	2006
Total revenue and other income (loss), net	$1,351,767	$933,445	$1,022,487
Income (loss) from continuing operations	(625,244)	(162,662)	21,035
Income from discontinued operations	20,546	30,830	11,581

Net income (loss)	$(604,698)	$(131,832)	$32,616

Net income (loss) per unit – Basic:
Income (loss) from continuing operations attributable to common limited partner units	$(14.43)	$(4.76)	$—
Income from discontinued operations attributable to common limited partner units	0.47	0.78	0.29

Net income (loss) attributable to common limited partner units	$(13.96)	$(3.98)	$0.29

Net income (loss) per unit – Diluted:
Income (loss) from continuing operations attributable to common limited partner units	$(14.43)	$(4.76)	$—
Income from discontinued operations attributable to common limited partner units	0.47	0.78	0.29

Net income (loss) attributable to common limited partner units	$(13.96)	$(3.98)	$0.29

NOTE 9 – DISCONTINUED OPERATIONS

On May 4, 2009, the Partnership completed the sale of its NOARK gas gathering and interstate pipeline system to Spectra Energy Partners OLP, LP (NYSE:SEP) (“Spectra”) for net proceeds of $294.5 million in cash, net of working capital adjustments. The Partnership used the net proceeds from the transaction to reduce borrowings under its senior secured term loan and revolving credit facility (see Note 12). The Partnership accounted for the sale of the NOARK system assets as discontinued operations within its consolidated financial statements and recorded a gain of $51.1 million upon completion of the transaction, which was recorded within the Partnership’s consolidated financial statements in the second quarter of 2009. The following table summarizes the components included within income from discontinued operations on the Partnership’s consolidated statements of operations (amounts in thousands):

	Years ended December 31,
	2008	2007	2006
Total revenue and other income (loss), net	$62,423	$56,587	$68,096
Total costs and expenses	(41,877)	(25,757)	(56,515)

Income from discontinued operations	$20,546	$30,830	$11,581

The following table summarizes the components included within total assets and liabilities of discontinued operations within the Partnership’s consolidated balance sheet for the period indicated (amounts in thousands):

	December 31,
	2008	2007
Cash and cash equivalents	$75	$(361)
Accounts receivable	12,365	9,448
Prepaid expenses and other	1,001	248

Total current assets of discontinued operations	13,441	9,335
Property, plant and equipment, net	241,926	243,342
Other assets, net	239	207

Total assets of discontinued operations	$255,606	$252,884

Accounts payable	$4,120	$2,008
Accrued liabilities	5,892	4,993
Accrued producer liabilities	560	1,037

Total current liabilities of discontinued operations	$10,572	$8,038

NOTE 10 – DERIVATIVE INSTRUMENTS

The Partnership uses a number of different derivative instruments, principally swaps and options, in connection with its commodity price and interest rate risk management activities. The Partnership enters into financial swap and option instruments to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. It also enters into financial swap instruments to hedge certain portions of its floating interest rate debt against the variability in market interest rates. Swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate are sold or interest payments on the underlying debt instrument are due. Under swap agreements, the Partnership receives or pays a fixed price and receives or remits a floating price based on certain indices for the relevant contract period. Commodity-based option instruments are contractual agreements that grant the right, but not obligation, to purchase or sell natural gas, NGLs and condensate at a fixed price for the relevant contract period.

The Partnership applies the provisions of SFAS No. 133 to its derivative instruments. The Partnership formally documents all relationships between hedging instruments and the items being hedged, including its risk management objective and strategy for undertaking the hedging transactions. This includes matching derivative contracts to the forecasted transactions. Under SFAS No. 133, the Partnership can assess, both at the inception of the derivative and on an ongoing basis, whether the derivative is effective in offsetting changes in the forecasted cash flow of the hedged item. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of adequate correlation between the hedging instrument and the underlying item being hedged, the Partnership will discontinue hedge accounting for the derivative and subsequent changes in the derivative fair value, which is determined by the Partnership through the utilization of market data, will be recognized within other income (loss), net in its consolidated statements of operations. For derivatives previously qualifying as hedges, the Partnership recognized the effective portion of changes in fair value in partners’ capital as accumulated other comprehensive income (loss), and reclassified the portion relating to commodity derivatives to natural gas and liquids revenue and the portion relating to interest rate derivatives to interest expense within its consolidated statements of operations as the underlying transactions were settled. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, the Partnership recognizes changes in fair value within other income (loss), net in its consolidated statements of operations as they occur.

On July 1, 2008, the Partnership elected to discontinue hedge accounting for its existing commodity derivatives which were qualified as hedges under SFAS No. 133. As such, subsequent changes in fair value of these derivatives are recognized immediately within other income (loss), net in its consolidated statements of operations. The fair value of these commodity derivative instruments at June 30, 2008, which was recognized in accumulated other comprehensive loss within partners’ capital on the Partnership’s consolidated balance sheet, will be reclassified to the Partnership’s consolidated statements of operations in the future at the time the originally hedged physical transactions affect earnings.

During the year ended December 31, 2008, the Partnership made net payments of $274.0 million related to the early termination of derivative contracts that were principally entered into as proxy hedges for the prices received on the ethane and propane portion of its NGL equity volume. Substantially all of these derivative contracts were put into place simultaneously with the Partnership’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. During the years ended December 31, 2008, 2007 and 2006, the Partnership recognized the following derivative activity related to the termination of these derivative instruments within its consolidated statement of operations (amounts in thousands):

	Early termination of derivative contracts for the Years Ended December 31,
	2008	2007	2006
Net cash derivative expense included within other income (loss), net	$(199,964)	$—	$—
Net cash derivative income included within natural gas and liquids revenue	2,322	—	—
Net non-cash derivative expense included within other income (loss), net	(39,218)	—	—
Net non-cash derivative expense included within natural gas and liquids	(32,389)	—	—

In addition, $37.3 million will be reclassified from accumulated other comprehensive loss within partner’s capital on the Partnership’s consolidated balance sheet and recognized as non-cash derivative expenses during the period beginning on January 1, 2009 and ending on December 31, 2009, the remaining period for which the derivatives were originally scheduled to be settled, as a result of the early termination of certain derivatives that were classified as cash flow hedges in accordance with SFAS No. 133 at the date of termination.

At December 31, 2008, the Partnership had interest rate derivative contracts having aggregate notional principal amounts of $450.0 million, which were designated as cash flow hedges. Under the terms of these agreements, the Partnership will pay weighted average interest rates of 3.02%, plus the applicable margin as defined under the terms of its revolving credit facility (see Note 12), and will receive LIBOR, plus the applicable margin, on the notional principal amounts. These derivatives effectively convert $450.0 million of the Partnership’s floating rate debt under the term loan and revolving credit facility to fixed-rate debt. The interest rate swap agreements were effective as of December 31, 2008 and expire during periods ranging from January 30, 2010 through April 30, 2010.

Derivatives are recorded on the Partnership’s consolidated balance sheet as assets or liabilities at fair value. At December 31, 2008 and 2007, the Partnership reflected net derivative liabilities on its consolidated balance sheets of $63.6 million and $229.5 million, respectively. Of the $104.9 million of net loss in accumulated other comprehensive loss within partners’ capital on the Partnership’s consolidated balance sheet at December 31, 2008, if the fair values of the instruments remain at current market values, the Partnership will reclassify $56.2 million of losses to the Partnership’s consolidated statements of operations over the next twelve month period, consisting of $46.2 million of losses to natural gas and liquids revenue and $10.0 million of losses to interest expense. Aggregate losses of $48.7 million will be reclassified to the Partnership’s consolidated statements of operations in later periods, consisting of $46.9 million of losses to natural gas and liquids revenue and $1.8 million of losses to interest expense. Actual amounts that will be reclassified will vary as a result of future price change.

On June 3, 2007, the Partnership signed definitive agreements to acquire control of the Chaney Dell and Midkiff/Benedum systems (see Note 8). In connection with certain additional agreements entered into to finance this transaction, the Partnership agreed as a condition precedent to closing that it would hedge 80% of its projected natural gas, NGL and condensate production volume for no less than three years from the closing date of the transaction. During June 2007, the Partnership entered into derivative instruments to hedge 80% of the projected production of the Anadarko Assets to be acquired as required under the financing agreements. The production volume of the Anadarko Assets to be acquired was not considered to be “probable forecasted production” under SFAS No. 133 at the date these derivatives were entered into because the acquisition of the Anadarko Assets had not yet been completed. Accordingly, the Partnership recognized the instruments as non-qualifying for hedge accounting at inception with subsequent changes in the derivative value recorded within other income (loss) in its consolidated statements of operations. The Partnership recognized a non-cash loss of $18.8 million related to the change in value of derivatives entered into specifically for the Chaney Dell and Midkiff/Benedum systems from the time the derivative instruments were entered into to the date of closing of the acquisition during the year ended December 31, 2007. Upon closing of the acquisition in July 2007, the production volume of the Anadarko Assets acquired was considered “probable forecasted production” under SFAS No. 133. The Partnership designated many of these instruments as cash flow hedges and evaluated these derivatives under the cash flow hedge criteria in accordance with SFAS No. 133.

During December 2007, the Partnership discontinued hedge accounting for crude oil derivative instruments covering certain forecasted condensate production for 2008 and other future periods, and then documented these derivative instruments to match certain forecasted NGL production for the respective periods. The discontinuation of hedge accounting for these instruments with regard to the Partnership’s condensate production resulted in a $12.6 million non-cash derivative loss recognized within other income (loss), net in its consolidated statements of operations and a corresponding decrease in accumulated other comprehensive loss in partners’ capital in its consolidated balance sheet.

The fair value of the Partnership’s derivative instruments was included in its consolidated balance sheets as follows (in thousands):

	December 31,
	2008	2007
Current portion of derivative asset	$44,961	$—
Long-term hedge asset	—	—
Current portion of derivative liability	(60,396)	(110,867)
Long-term derivative liability	(48,159)	(118,646)

	$(63,594)	$(229,513)

The following table summarizes the Partnership’s derivative activity for the periods indicated (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Loss from cash and non-cash settlement of qualifying hedge instruments(1)	$(105,015)	$(49,393)	$(13,945)
Gain (loss) from change in market value of non-qualifying derivatives(2)	140,144	(153,363)	4,206
Loss from de-designation of cash flow derivatives(2)	—	(12,611)	—
Gain (loss) from change in market value of ineffective portion of qualifying derivatives(2)	47,229	(3,450)	1,520
Loss from cash and non-cash settlement of non-qualifying derivatives(2)	(250,853)	(10,158)	—
Loss from cash settlement of interest rate derivatives(3)	(1,226)	—	—

(1)	Included within natural gas and liquids revenue on the Partnership’s consolidated statements of operations.
(2)	Included within other income (loss), net on the Partnership’s consolidated statements of operations.
(3)	Included within interest expense on the Partnership’s consolidated statements of operations.

As of December 31, 2008, the Partnership had the following interest rate and commodity derivatives, including derivatives that do not qualify for hedge accounting:

Term	Notional Amount	Type	Contract Period Ended December 31,	Fair Value Liability(1)
				(in thousands)
January 2008- January 2010	$200,000,000	Pay 2.88% — Receive LIBOR	2009	$(4,130)
			2010	(249)

				$(4,379)

April 2008- April 2010	$250,000,000	Pay 3.14% — Receive LIBOR	2009	$(5,835)
			2010	(1,513)

				$(7,348)

Natural Gas Liquids Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset(2)
	(gallons)	(per gallon)	(in thousands)
2009	8,568,000	$0.746	$1,509

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset/(Liability)(3)	Option Type
	(barrels)	(gallons)	(per barrel)	(in thousands)

2009	1,056,000	56,634,732	$80.00	$29,006	Puts purchased
2009	304,200	27,085,968	$126.05	(22,774)	Puts sold(4)
2009	304,200	27,085,968	$143.00	44	Calls purchased(4)
2009	2,121,600	114,072,336	$81.01	(1,080)	Calls sold
2010	3,127,500	202,370,490	$81.09	(17,740)	Calls sold
2010	714,000	45,415,440	$120.00	1,279	Calls purchased(4)
2011	606,000	32,578,560	$95.56	(3,123)	Calls sold
2011	252,000	13,547,520	$120.00	646	Calls purchased(4)
2012	450,000	24,192,000	$97.10	(2,733)	Calls sold
2012	180,000	9,676,800	$120.00	607	Calls purchased(4)

				$(15,868)

Natural Gas Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset (3)
	(mmbtu)(5)	(per mmbtu) (5)	(in thousands)
2009	5,247,000	$8.611	$14,326
2010	4,560,000	$8.526	6,461
2011	2,160,000	$8.270	2,072
2012	1,560,000	$8.250	1,596

			$24,455

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset/(Liability)(3)
	(mmbtu)(5)	(per mmbtu)(5)	(in thousands)
2009	5,724,000	$(0.558)	$(1,220)
2010	4,560,000	$(0.622)	1,106
2011	2,160,000	$(0.664)	367
2012	1,560,000	$(0.601)	316

			$569

Natural Gas Purchases – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(mmbtu)(5)	(per mmbtu)(5)	(in thousands)
2009	14,267,000	$8,680	$(36,734)
2010	8,940,000	$8,580	(13,403)
2011	2,160,000	$8.270	(2,072)
2012	1,560,000	$8.250	(1,596)

			$(53,805)

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(mmbtu)(5)	(per mmbtu)(5)	(in thousands)
2009	15,564,000	$(0.654)	$(9,201)
2010	8,940,000	$(0.600)	(3,720)
2011	2,160,000	$(0.700)	(423)
2012	1,560,000	$(0.610)	(383)

			$(13,727)

Ethane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset(2)	Option Type
	(gallons)	(per gallon)	(in thousands)
2009	14,049,000	$0.6948	$3,234	Puts purchased

Propane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset(2)	Option Type
	(gallons)	(per gallon)	(in thousands)

2009	14,490,000	$1.4154	$9,083	Puts purchased

Isobutane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Liability(2)	Option Type
	(gallons)	(per gallon)	(in thousands)

2009	126,000	$0.7500	$(3)	Puts purchased

Normal Butane Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Liability(2)	Option Type
	(gallons)	(per gallon)	(in thousands)

2009	113,400	$0.7350	$(3)	Puts purchased

Natural Gasoline Put Options

Production Period Ended December 31,	Associated NGL Volume	Average Crude Strike Price	Fair Value Asset(2)	Option Type
	(gallons)	(per gallon)	(in thousands)

2009	126,000	$0.9650	$5	Puts purchased

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price	Fair Value Asset(3)
	(barrels)	(per barrel)	(in thousands)
2009	33,000	$62.700	$252

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Fair Value Asset/(Liability)(3)	Option Type
	(barrels)	(per barrel)	(in thousands)
2009	105,000	$90.000	$3,635	Puts purchased
2009	306,000	$80.017	(6,122)	Calls sold
2010	234,000	$83.027	(4,046)	Calls sold
2011	72,000	$87.296	(546)	Calls sold
2012	48,000	$83.944	(489)	Calls sold

			$(7,568)

Total net liability			$(63,594)

(1)	Fair value based on independent, third-party statements, supported by observable levels at which transactions are executed in the marketplace.

(2)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas, light crude and propane prices.
(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.
(4)

Puts sold and calls purchased for 2009 represent costless collars entered into by the Partnership as offsetting positions for the calls sold related to ethane and propane production. In addition, calls were purchased for 2010 through 2012 to offset positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.

(5)	Mmbtu represents million British Thermal Units.

NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Derivative Instruments

The Partnership adopted the provisions of SFAS No. 157 at January 1, 2008. SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157’s hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1– Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

The Partnership uses the fair value methodology outlined in SFAS No. 157 to value the assets and liabilities for its respective outstanding derivative contracts (see Note 10). All of the Partnership’s derivative contracts are defined as Level 2, with the exception of the Partnership’s NGL fixed price swaps and crude oil options. The Partnership’s Level 2 commodity hedges are calculated based on observable market data related to the change in price of the underlying commodity. The Partnership’s interest rate derivative contracts are valued using a LIBOR rate-based forward price curve model, and are therefore defined as Level 2. Valuations for the Partnership’s NGL fixed price swaps are based on a forward price curve modeled on a regression analysis of natural gas, crude oil, and propane prices, and therefore are defined as Level 3. Valuations for the Partnership’s crude oil options (including those associated with NGL sales) are based on forward price curves developed by the related financial institution based upon current quoted prices for crude oil futures, and therefore are defined at Level 3. In accordance with SFAS No. 157, the following table represents the Partnership’s assets and liabilities recorded at fair value as of December 31, 2008 (in thousands):

	Level 1	Level 2	Level 3	Total
Commodity-based derivatives	$—	$(42,256)	$(9,611)	$(51,867)
Interest rate swap-based derivatives	—	(11,727)	—	(11,727)

Total	$—	$(53,983)	$(9,611)	$(63,594)

The Partnership’s Level 3 fair value amount relates to its derivative contracts on NGL fixed price swaps and crude oil options. The following table provides a summary of changes in fair value of the Partnership’s Level 3 derivative instruments as of December 31, 2008 (in thousands):

	NGL Fixed Price Swaps	Crude Oil Sales Options (associated with NGL Volume)	Crude Oil Sales Options	NGL Sales Options	Total
Balance – December 31, 2007	$(33,624)	$(145,418)	$(24,740)	$—	$(203,782)
New options contracts	—	20,451	6,012	24,529	50,992
Cash settlements from unrealized gain (loss)(1)	(7,396)	224,956	(3,926)	(12,154)	201,480
Cash settlements from other comprehensive income(1)	33,895	92,432	13,406	—	139,733
Net change in unrealized gain (loss)(2)	17,321	(57,934)	36,159	—	(4,454)
Deferred option premium recognition	—	150	468	(59)	559
Net change in other comprehensive loss	(8,687)	(150,504)	(34,948)	—	(194,139)

Balance – December 31, 2008	$1,509	$(15,867)	$(7,569)	$12,316	$(9,611)

(1)	Included within natural gas and liquids revenue on the Partnership’s consolidated statements of operations.
(2)	Included within other income (loss), net on the Partnership’s consolidated statements of operations.

Other Financial Instruments

The estimated fair value of the Partnership’s other financial instruments has been determined based upon its assessment of available market information and valuation methodologies. However, these estimates may not necessarily be indicative of the amounts that the Partnership could realize upon the sale or refinancing of such financial instruments.

The Partnership’s other current assets and liabilities on its consolidated balance sheets are financial instruments. The estimated fair values of these instruments approximate their carrying amounts due to their short-term nature. The estimated fair values of the Partnership’s long-term debt at December 31, 2008 and 2007, which consists principally of the term loan, the Senior Notes and borrowings under the credit facility, was $1,153.2 million and $1,225.6 million, respectively, compared with the carrying amount of $1,493.4 million and $1,229.4 million, respectively. The term loan and Senior Notes were valued based upon available market data for similar issues. The carrying value of outstanding borrowings under the credit facility, which bear interest at a variable interest rate, approximates their estimated fair value.

NOTE 12 – DEBT

Total debt consists of the following (in thousands):

	December 31,
	2008	2007
Revolving credit facility	$302,000	$105,000
Term loan	707,180	830,000
8.125% Senior notes – due 2015	261,197	294,392
8.75% Senior notes – due 2018	223,050	—
Other debt	—	34

Total debt	1,493,427	1,229,426
Less current maturities	—	(34)

Total long-term debt	$1,493,427	$1,229,392

Term Loan and Credit Facility

At December 31, 2008, the Partnership had a senior secured credit facility with a syndicate of banks which consisted of a term loan which matures in July 2014 and a $380.0 million revolving credit facility which matures in July 2013. Borrowings under the credit facility bear interest, at the Partnership’s option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rate on the outstanding revolving credit facility borrowings at December 31, 2008 was 3.7%, and the weighted average interest rate on the outstanding term loan borrowings at December 31, 2008 was 3.0%. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $5.9 million was outstanding at December 31, 2008. These outstanding letter of credit amounts were not reflected as borrowings on the Partnership’s consolidated balance sheet.

In June 2008, the Partnership entered into an amendment to its revolving credit facility and term loan agreement to revise the definition of “Consolidated EBITDA” to provide for the add-back of charges relating to the Partnership’s early termination of certain derivative contracts (see Note 10) in calculating its Consolidated EBITDA. Pursuant to this amendment, in June 2008, the Partnership repaid $122.8 million of its outstanding term loan and repaid $120.0 million of outstanding borrowings under the credit facility with proceeds from its issuance of $250.0 million of 10-year, 8.75% senior unsecured notes (see “—Senior Notes”). Additionally, pursuant to this amendment, in June 2008 the Partnership’s lenders increased their commitments for the revolving credit facility by $80.0 million to $380.0 million.

Borrowings under the credit facility are secured by a lien on and security interest in all of the Partnership’s property and that of its subsidiaries, except for the assets owned by the Chaney Dell and Midkiff/Benedum joint ventures, and by the guaranty of each of its consolidated subsidiaries other than the joint venture companies. The credit facility contains customary covenants, including restrictions on the Partnership’s ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries. The Partnership is in compliance with these covenants as of December 31, 2008. Mandatory prepayments of the amounts borrowed under the term loan portion of the credit facility are required from the net cash proceeds of debt and equity issuances, and of dispositions of assets that exceed $50.0 million in the aggregate in any fiscal year that are not reinvested in replacement assets within 360 days. In connection with entering into the credit facility, the Partnership agreed to remit an underwriting fee to the lead underwriting bank of 0.75% of the aggregate principal amount of the term loan outstanding on January 23, 2008. Since then, the Partnership and the underwriting bank agreed to extend the agreement through January 30, 2009 and reduce the underwriting fee to 0.50% of the aggregate principal amount of the term loan outstanding as of that date.

The events which constitute an event of default for the Partnership’s credit facility are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreements, adverse judgments against the Partnership in excess of a specified amount, and a change of control of the Partnership’s General Partner. The credit facility requires the Partnership to maintain a ratio of funded debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) ratio of not more than 5.25 to 1.0, and an interest coverage ratio (as defined in the credit facility) of not less than 2.75 to 1.0. During a Specified Acquisition Period (as defined in the credit facility), for the first 2 full fiscal quarters subsequent to the closing of an acquisition with total consideration in excess of $75.0 million, the ratio of funded debt to EBITDA will be permitted to step up to 5.75 to 1.0. As of December 31, 2008, the Partnership’s ratio of funded debt to EBITDA was 4.7 to 1.0 and its interest coverage ratio was 4.0 to 1.0.

The Partnership is unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to its partnership agreement.

Senior Notes

At December 31, 2008, the Partnership had $223.1 million principal amount outstanding of 8.75% senior unsecured notes due on June 15, 2018 (“8.75% Senior Notes”) and $261.2 million principal amount outstanding of 8.125% senior unsecured notes due on December 15, 2015 (“8.125% Senior Notes”; collectively, the “Senior Notes”). The Partnership’s 8.125% Senior Notes are presented combined with $0.7 million of unamortized premium received as of December 31, 2008. The 8.75% Senior Notes were issued in June 2008 in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933 for net proceeds of $244.9 million, after underwriting commissions and other transaction costs. Interest on the Senior Notes is payable semi-annually in arrears on June 15 and December 15. The Senior Notes are redeemable at any time at certain redemption prices, together with accrued and unpaid interest to the date of redemption. Prior to June 15, 2011, the Partnership may redeem up to 35% of the aggregate principal amount of the 8.75% Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The Senior Notes in the aggregate are also subject to repurchase by the Partnership at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if the Partnership does not reinvest the net proceeds within 360 days. The Senior Notes are junior in right of payment to the Partnership’s secured debt, including the Partnership’s obligations under its credit facility.

Indentures governing the Senior Notes in the aggregate contain covenants, including limitations of the Partnership’s ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. The Partnership is in compliance with these covenants as of December 31, 2008.

In connection with the issuance of the 8.75% Senior Notes, the Partnership entered into a registration rights agreement, whereby it agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the 8.75% Senior Notes, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission, and (c) cause the exchange offer to be consummated by February 23, 2009. If the Partnership did not meet the aforementioned deadline, the 8.75% Senior Notes would have been subject to additional interest, up to 1% per annum, until such time that the Partnership had caused the exchange offer to be consummated. On November 21, 2008, the Partnership filed an exchange offer registration statement for the 8.75% Senior Notes with the Securities and Exchange Commission, which was declared effective on December 16, 2008. The exchange offer was consummated on January 21, 2009, thereby fulfilling all of the requirements of the 8.75% Senior Notes registration rights agreement by the specified dates.

In December 2008, the Partnership repurchased approximately $60.0 million in face amount of its Senior Notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million in face amount of the Partnership’s 8.125% Senior Notes and approximately $27.0 million in face amount of its 8.75% Senior Notes. All of the Senior Notes repurchased have been retired and are not available for re-issue.

The aggregate amount of the Partnership’s debt maturities is as follows (in thousands):

Years Ended December 31:
2009	$—
2010	—
2011	—
2012	—
2013	302,000
Thereafter	1,191,427

$1,493,427

Cash payments for interest related to debt were $85.9 million, $57.2 million and $25.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Partnership has noncancelable operating leases for equipment and office space. Total rental expense for the years ended December 31, 2008, 2007 and 2006 was $9.1 million, $5.1 million and $3.7 million, respectively. The aggregate amount of remaining future minimum annual lease payments as of December 31, 2008 is as follows (in thousands):

Years Ended December 31:
2009	$4,868
2010	3,082
2011	2,221
2012	1,116
2013	130
Thereafter	—

$11,417

The Partnership is a party to various routine legal proceedings arising out of the ordinary course of its business. Management of the Partnership believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on its financial condition or results of operations.

As of December 31, 2008, the Partnership is committed to expend approximately $90.3 million on pipeline extensions, compressor station upgrades and processing facility upgrades.

NOTE 14 – CONCENTRATIONS OF CREDIT RISK

The Partnership sells natural gas and NGLs under contract to various purchasers in the normal course of business. For the year ended December 31, 2008, the Mid-Continent segment had two customers that individually accounted for approximately 52% and 13% of the Partnership’s consolidated total revenues, excluding the impact of all financial derivative activity. For the year ended December 31, 2007, the Mid-Continent segment had one customer that individually accounted for approximately 56% of the Partnership’s consolidated total revenues, excluding the impact of all financial derivative activity. For the year ended December 31, 2006, the Mid-Continent segment had three customers that individually accounted for approximately 41%, 21% and 11% of the Partnership’s consolidated total revenues, excluding the impact of all financial derivative activity. Additionally, the Mid-Continent segment had one customer that individually accounted for approximately 42% of the Partnership’s consolidated accounts receivable at December 31, 2008, and two customers that individually accounted for approximately 28% and 11% of the Partnership’s consolidated accounts receivable at December 31, 2007. Substantially all of the Appalachian segment’s revenues are derived from a master gas gathering agreement with Atlas Energy.

The Partnership has certain producers which supply a majority of the natural gas to its Mid-Continent gathering and transportation systems and processing facilities. A reduction in the volume of natural gas that any one of these producers supply to the Partnership could adversely affect its operating results unless comparable volume could be obtained from other producers in the surrounding region.

The Partnership places its temporary cash investments in high quality short-term money market instruments and deposits with high quality financial institutions. At December 31, 2008, the Partnership and its subsidiaries had $5.5 million in deposits at banks, of which $4.6 million was over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such investments.

NOTE 15 – STOCK COMPENSATION

Long-Term Incentive Plan

The Partnership has a Long-Term Incentive Plan (“LTIP”), in which officers, employees and non-employee managing board members of the General Partner and employees of the General Partner’s affiliates and consultants are eligible to participate. The Plan is administered by a committee (the “Committee”) appointed by General Partner’s managing board. The Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units. Only phantom units have been granted under the LTIP through December 31, 2008.

A phantom unit entitles a grantee to receive a common unit, without payment of an exercise price, upon vesting of the phantom unit or, at the discretion of the Committee, cash equivalent to the fair market value of a common unit. In addition, the Committee may grant a participant a distribution equivalent right (“DER”), which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions the Partnership makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase the Partnership’s common limited partner units at an exercise price determined by the Committee at its discretion. The Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the General Partner, the Committee will determine the vesting period for phantom units and the exercise period for options. Through December 31, 2008, phantom units granted under the LTIP generally had vesting periods of four years. The vesting of awards may also be contingent upon the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the Committee, although no awards currently outstanding contain any such provision. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the LTIP. Of the units outstanding under the LTIP at December 31, 2008, 55,228 units will vest within the following twelve months. All units outstanding under the LTIP at December 31, 2008 include DERs granted to the participants by the Committee. The amounts paid with respect to LTIP DERs were $0.5 million, $0.6 million and $0.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts were recorded as reductions of Partners’ Capital on the Partnership’s consolidated balance sheet.

The Partnership follows the provisions of SFAS No. 123(R), “Share-Based Payment”, as revised (“SFAS No. 123(R)”). Generally, the approach to accounting in SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

The following table sets forth the LTIP phantom unit activity for the periods indicated:

	Years Ended December 31,
	2008	2007	2006
Outstanding, beginning of year	129,746	159,067	110,128
Granted(1)	54,796	25,095	82,091
Matured(2)	(56,227)	(51,166)	(31,152)
Forfeited	(1,750)	(3,250)	(2,000)

Outstanding, end of year(3)	126,565	129,746	159,067

Non-cash compensation expense recognized (in thousands)	$2,313	$2,936	$2,030

(1)

The weighted average price for phantom unit awards on the date of grant, which is utilized in the calculation of compensation expense and does not represent an exercise price to be paid by the recipient, was $44.28, $50.09 and $45.45 for awards granted for the years ended December 31, 2008, 2007 and 2006, respectively.

(2)	The intrinsic values for phantom unit awards exercised during the years ended at December 31, 2008, 2007 and 2006 are $2.0 million, $2.6 million and $1.3 million, respectively.
(3)	The aggregate intrinsic value for phantom unit awards outstanding at December 31, 2008 is $0.8 million.

At December 31, 2008, the Partnership had approximately $2.1 million of unrecognized compensation expense related to unvested phantom units outstanding under the LTIP based upon the fair value of the awards.

Incentive Compensation Agreements

The Partnership has incentive compensation agreements which have granted awards to certain key employees retained from previously consummated acquisitions. These individuals were entitled to receive common units of the Partnership upon the vesting of the awards, which was dependent upon the achievement of certain predetermined performance targets through September 30, 2007. At September 30, 2007, the predetermined performance targets were achieved and all of the awards under the incentive compensation agreements vested. Of the total common units to be issued under the incentive compensation agreements, 58,822 common units were issued during the year ended December 31, 2007. The ultimate number of common units estimated to be issued under the incentive compensation agreements were determined principally by the financial performance of certain Partnership assets for the year ended December 31, 2008 and the market value of the Partnership’s common units at December 31, 2008. The incentive compensation agreements also dictate that no individual covered under the agreements shall receive an amount of common units in excess of one percent of the outstanding common units of the Partnership at the date of issuance. Common unit amounts due to any individual covered under the agreements in excess of one percent of the outstanding common units of the Partnership shall be paid in cash.

The Partnership recognized a reduction of compensation expense of $36.3 million, expense of $33.4 million and expense of $4.3 million for the years ended December 31, 2008, 2007 and 2006, respectively, related to the vesting of awards under these incentive compensation agreements. The non-cash compensation expense adjustments for the year ended December 31, 2008 was principally attributable to changes in the Partnership’s common unit market price, which was utilized in the calculation of the non-cash compensation expense for these awards, at December 31, 2008 when compared with the common unit market price at earlier periods and adjustments based upon the achievement of actual financial performance targets through December 31, 2008. The Partnership follows SFAS No. 123(R) and recognized compensation expense related to these awards based upon the fair value method. During the first quarter of 2009, the Partnership expects to issue 348,620 common units to the certain key employees covered under the incentive compensation agreements to fulfill its obligations under the terms of the agreements. No additional common units will be issued with regard to these agreements.

NOTE 16 – RELATED PARTY TRANSACTIONS

The Partnership does not directly employ any persons to manage or operate its business. These functions are provided by the General Partner and employees of Atlas America. The General Partner does not receive a management fee in connection with its management of the Partnership apart from its interest as general partner and its right to receive incentive distributions. The Partnership reimburses the General Partner and its affiliates for compensation and benefits related to their employees who perform services for the Partnership based upon an estimate of the time spent by such persons on activities for the Partnership. Other indirect costs, such as rent for offices, are allocated to the Partnership by Atlas America based on the number of its employees who devote their time to activities on the Partnership’s behalf.

The partnership agreement provides that the General Partner will determine the costs and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner at its sole discretion. The Partnership reimbursed the General Partner and its affiliates $1.5 million, $5.9 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively, for compensation and benefits related to their employees. There were no direct reimbursements to the General Partner and its affiliates for the years ended December 31, 2008 and 2007. During the year ended December 31, 2006, direct reimbursements by the Partnership to the General Partner were $15.1 million, including certain costs that have been capitalized by the Partnership. The General Partner believes that the method utilized in allocating costs to the Partnership is reasonable.

Under an agreement between the Partnership and Atlas Energy, Atlas Energy must construct up to 2,500 feet of sales lines from its existing wells in the Appalachian region to a point of connection to the Partnership’s gathering systems. The Partnership must, at its own cost, extend its system to connect to any such lines within 1,000 feet of its gathering systems. With respect to wells to be drilled by Atlas Energy that will be more than 3,500 feet from the Partnership’s gathering systems, the Partnership has various options to connect those wells to its gathering systems at its own cost.

NOTE 17 – SEGMENT INFORMATION

The Partnership has two reportable segments: natural gas transmission, gathering and processing located in the Appalachian Basin area (“Appalachia”) of eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee, and natural gas transmission, gathering and processing assets located in the Mid-Continent area (“Mid-Continent”) of primarily Oklahoma, northern and western Texas, the Texas Panhandle and southern Kansas. Appalachia revenues are principally based on contractual arrangements with Atlas Energy and its affiliates. Mid-Continent revenues are primarily derived from the sale of residue gas and NGLs and transport of natural gas. These reportable segments reflect the way the Partnership manages its operations.

The following summarizes the Partnership’s reportable segment data for the periods indicated (in thousands):

	Years Ended December 31,
	2008	2007	2006
Mid-Continent
Revenue:
Natural gas and liquids	$1,339,052	$738,286	$348,504
Transportation, compression and other fees	19,787	12,747	5,797
Other income (loss), net	(55,821)	(174,464)	11,416

Total revenue and other income (loss), net	1,303,018	576,569	365,717

Costs and expenses:
Natural gas and liquids	1,079,116	575,568	294,142
Plant operating	60,835	34,667	15,722
General and administrative	(9,891)	46,946	11,594
Depreciation and amortization	76,411	39,248	13,087
Goodwill impairment loss	674,556	—	—

Total costs and expenses	1,881,027	696,429	334,545

Segment profit (loss)	$(578,009)	$(119,860)	$31,172

Appalachia
Revenue:
Natural gas and liquids	$3,730	$1,565	$—
Transportation, compression and other fees – affiliates	43,293	33,169	30,189
Transportation, compression and other fees – third parties	1,409	575	82
Other income	317	335	608

Total revenue and other income	48,749	35,644	30,879

Costs and expenses:
Natural gas and liquids	1,824	847	—
Transportation and compression	11,249	6,235	4,946
General and administrative	4,027	6,327	3,767
Depreciation and amortization	6,430	4,655	3,672
Goodwill impairment loss	2,304	—	—

Total costs and expenses	25,834	18,064	12,385

Segment profit	$22,915	$17,580	$18,494

Reconciliation of segment profit (loss) to net income (loss):
Segment profit (loss):
Mid-Continent	$(578,009)	$(119,860)	$31,172
Appalachia	22,915	17,580	18,494

Total segment profit (loss)	(555,094)	(102,280)	49,666
Corporate general and administrative expenses	(4,026)	(6,327)	(3,766)
Interest expense(1)	(85,991)	(62,592)	(23,698)
Gain on early extinguishment of debt	19,867	—	—

Income (loss) from continuing operations	$(625,244)	$(171,199)	$22,202

Capital Expenditures:
Mid-Continent	$259,221	$101,213	$60,393
Appalachia	41,502	19,620	18,415

	$300,723	$120,833	$78,808

(1)	The Partnership notes that interest expense has not been allocated to its reportable segments as it would be impracticable to reasonably do so for the periods presented.

	December 31,
	2008	2007
Balance Sheet
Total assets:
Mid-Continent	$2,018,684	$2,558,002
Appalachia	114,166	43,860
Discontinued operations	255,606	252,884
Corporate other	24,740	20,705

	$2,413,196	$2,875,451

Goodwill:
Mid-Continent	$—	$706,978
Appalachia	—	2,305

	$—	$709,283

The following tables summarize the Partnership’s total revenues by product or service for the periods indicated (in thousands):

	Years Ended December 31,
	2008	2007	2006
Natural gas and liquids:
Natural gas	$559,110	$255,043	$162,101
NGLs	688,623	434,773	169,840
Condensate	57,366	27,269	6,678
Other(1)	37,683	22,766	9,885

Total	$1,342,782	$739,851	$348,504

Transportation, compression and other fees:
Affiliates	$43,293	$33,169	$30,189
Third parties	21,196	13,322	5,879

Total	$64,489	$46,491	$36,068

(1)	Includes treatment, processing, and other revenue associated with the products noted.

NOTE 18 – SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Partnership’s term loan and revolving credit facility is guaranteed by its wholly-owned subsidiaries. The guarantees are full, unconditional, joint and several. The Partnership’s consolidated financial statements as of and for the years ended December 31, 2008 and 2007 include the financial statements of Atlas Pipeline Mid-Continent WestOk, LLC (“Chaney Dell LLC”) and Atlas Pipeline Mid-Continent WestTex, LLC (“Midkiff/Benedum LLC”), entities in which the Partnership has 95% interests and were acquired in July 2007 (see Notes 2 and 8). Under the terms of the term loan and revolving credit facility, Chaney Dell LLC and Midkiff/Benedum LLC are non-guarantor subsidiaries as they are not wholly-owned by the Partnership. The following supplemental condensed consolidating financial information reflects the Partnership’s stand-alone accounts, the combined accounts of the guarantor subsidiaries, the combined accounts of the non-guarantor subsidiaries, the consolidating adjustments and eliminations and the Partnership’s consolidated accounts as of and for the years ended December 31, 2008 and 2007. As Chaney Dell LLC and Midkiff/Benedum LLC were acquired in July 2007, there were no non-guarantor subsidiaries at December 31, 2006 and, as such, the Partnership has not provided supplemental condensed consolidating financial information for this period. For the purpose of the following financial information, the Partnership’s investments in its subsidiaries and the guarantor subsidiaries investments in their subsidiaries are presented in accordance with the equity method of accounting (in thousands):

Balance Sheet	December 31, 2008
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$7	$1,438	$—	$—	$1,445
Accounts receivable – affiliates	1,444,812	—	—	(1,444,275)	537
Current portion of derivative asset	—	44,961	—	—	44,961
Current assets of discontinued operations	—	13,441	—	—	13,441
Other current assets	—	37,019	73,977	—	110,996

Total current assets	1,444,819	96,859	73,977	(1,444,275)	171,380
Property, plant and equipment, net	—	681,497	1,099,514	—	1,781,011
Notes receivable	—	—	1,852,928	(1,852,928)	—
Equity investments	709,981	194,291	—	(904,272)	—
Intangible assets, net	—	21,063	172,584	—	193,647
Goodwill	—	—	—	—	—
Other assets, net	23,676	1,135	182	—	24,993
Long-term assets of discontinued operations	—	242,165	—	—	242,165

	$2,178,476	$1,237,010	$3,199,185	$(4,201,475)	$2,413,196

Liabilities and Partners’ Capital (Deficit)
Accounts payable – affiliates	$—	$1,362,256	$82,019	$(1,444,275)	$—
Current portion of derivative liability	—	60,396	—	—	60,396
Current liabilities of discontinued operations	—	10,572	—	—	10,572
Other current liabilities	1,870	56,105	91,251	—	149,226

Total current liabilities	1,870	1,489,329	173,270	(1,444,275)	220,194
Long-term derivative liability	—	48,159	—	—	48,159
Long-term debt	1,493,427	—	—	—	1,493,427
Other long-term liability	—	574	—	—	574
Partners’ capital (deficit)	683,179	(301,052)	3,025,915	(2,757,200)	650,842

	$2,178,476	$1,237,010	$3,199,185	$(4,201,475)	$2,413,196

Balance Sheet	December 31, 2007
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$7	$(5,715)	$18,049	$—	$12,341
Accounts receivable – affiliates	2,126,327	—	45,118	(2,168,111)	3,334
Current assets of discontinued operations	—	9,335	—	—	9,335
Other current assets	—	46,660	105,753	—	152,413

Total current assets	2,126,334	50,280	168,920	(2,168,111)	177,423
Property, plant and equipment, net	—	471,390	1,033,929	—	1,505,319
Notes receivable	—	—	1,878,626	(1,878,626)	—
Equity investments	359,878	984,277	—	(1,344,155)	—
Intangible assets, net	—	23,516	195,687	—	219,203
Goodwill	—	63,441	645,842	—	709,283
Other assets, net	18,228	2,446	—	—	20,674
Long-term assets of discontinued operations	—	243,549	—	—	243,549

	$2,504,440	$1,838,899	$3,923,004	$(5,390,892)	$2,875,451

Liabilities and Partners’ Capital (Deficit)
Accounts payable – affiliates	$—	$2,168,111	$—	$(2,168,111)	$—
Current portion of derivative liability	—	110,867	—	—	110,867
Current liabilities of discontinued operations	—	8,038	—	—	8,038
Other current liabilities	1,088	58,537	77,086	—	136,711

Total current liabilities	1,088	2,345,553	77,086	(2,168,111)	255,616
Long-term derivative liability	—	118,646	—	—	118,646
Long-term debt	1,229,392	—	—	—	1,229,392
Partners’ capital (deficit)	1,273,960	(625,300)	3,845,918	(3,222,781)	1,271,797

	$2,504,440	$1,838,899	$3,923,004	$(5,390,892)	$2,875,451

	Year Ended December 31, 2008
Statement of Operations	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Total revenue and other income (loss), net	$—	$357,311	$1,025,796	$(31,340)	$1,351,767
Total costs and expenses	(64,976)	(534,249)	(1,409,126)	31,340	(1,977,011)
Equity loss	(538,183)	(381,791)	—	919,974	—

Loss from continuing operations	(603,159)	(558,729)	(383,330)	919,974	(625,244)
Income from discontinued operations	—	20,546	—	—	20,546

Net loss	$(603,159)	$(538,183)	$(383,330)	$919,974	$(604,698)

	Year Ended December 31, 2007
Statement of Operations	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Total revenue and other income (loss), net	$—	$203,629	$408,584	$—	$612,213
Total costs and expenses	(61,528)	(440,445)	(281,439)	—	(783,412)
Equity income (loss)	(78,756)	127,230	—	(48,474)	—

Income (loss) from continuing operations	(140,284)	(109,586)	127,145	(48,474)	(171,199)
Income from discontinued operations	—	30,830	—	—	30,830

Net income (loss)	$(140,284)	$(78,756)	$127,145	$(48,474)	$(140,369)

	Year Ended December 31, 2008
Statement of Cash Flows	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cashflows from operating activities
Net loss	$(603,159)	$(538,183)	$(383,330)	$919,974	$(604,698)
Less: income from discontinued operations	—	20,546	—	—	20,546

Net loss from continuing operations	(603,159)	(558,729)	(383,330)	919,974	(625,244)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	25,032	57,809	—	82,841
Goodwill impairment loss	—	63,441	613,419	—	676,860
Gain on early extinguishment of debt	(19,867)	—	—	—	(19,867)
Non-cash gain on derivative value, net	—	(208,813)	—	—	(208,813)
Non-cash compensation income	(34,010)	—	—	—	(34,010)
Amortization of deferred financing costs	5,946	—	—	—	5,946
Net distributions paid to non-controlling interest holders	—	(7,393)	—	—	(7,393)
Changes in assets and liabilities net of effects of acquisitions	659,950	34,056	75,988	(745,077)	24,917

Net cash provided by (used in) continuing operations	8,860	(652,406)	363,886	174,897	(104,763)
Net cash provided by discontinued operations	—	45,569	—	—	45,569

Net cash provided by (used in) operating activities	8,860	(606,837)	363,886	174,897	(59,194)

Net cash provided by (used in) continuing investing activities	(350,102)	575,230	(53,030)	(439,831)	(267,733)
Net cash used in discontinued investing activities	—	(25,211)	—	—	(25,211)

Net cash provided by (used in) investing activities	(350,102)	550,019	(53,030)	(439,831)	(292,944)
Net cash provided by (used in) financing activities	341,242	63,971	(328,905)	264,934	341,242

Net change in cash and cash equivalents	—	7,153	(18,049)	—	(10,896)
Cash and cash equivalents, beginning of year	7	(5,715)	18,049	—	12,341

Cash and cash equivalents, end of year	$7	$1,438	$—	$—	$1,445

	Year Ended December 31, 2007
Statement of Cash Flows	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cashflows from operating activities
Net income (loss)	$(140,284)	$(78,756)	$127,145	$(48,474)	$(140,369)
Less: income from discontinued operations	—	30,830	—	—	30,830

Net income (loss) from continuing operations	(140,284)	(109,586)	127,145	(48,474)	(171,199)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	20,302	23,601	—	43,903
Non-cash loss on derivative value, net	—	169,424	—	—	169,424
Non-cash compensation expense	36,306	—	—	—	36,306
Loss on asset sales and dispositions	—	805	—	—	805
Amortization of deferred financing costs	7,380	—	—	—	7,380
Net distributions paid to non-controlling interest holders	—	(6,103)	—	—	(6,103)
Changes in assets and liabilities net of effects of acquisitions	(1,964,777)	44,658	(73,466)	1,974,599	(18,986)

Net cash provided by (used in) continuing operations	(2,061,375)	119,500	77,280	1,926,125	61,530
Net cash provided by discontinued operations	—	38,914	—	—	38,914

Net cash provided by (used in) operating activities	(2,061,375)	158,414	77,280	1,926,125	100,444

Net cash provided by (used in) continuing investing activities	126,316	(286,289)	(1,899,378)	53,587	(2,005,764)
Net cash used in discontinued investing activities	—	(18,879)	—	—	(18,879)

Net cash provided by (used in) investing activities	126,316	(305,168)	(1,899,378)	53,587	(2,024,643)
Net cash provided by financing activities	1,935,059	139,565	1,840,147	(1,979,712)	1,935,059

Net change in cash and cash equivalents	—	(7,189)	18,049	—	10,860
Cash and cash equivalents, beginning of year	7	1,474	—	—	1,481

Cash and cash equivalents, end of year	$7	$(5,715)	$18,049	$—	$12,341

NOTE 19 – QUARTERLY FINANCIAL DATA (Unaudited)

	Fourth Quarter(1)	Third Quarter(2)	Second Quarter(3)	First Quarter(4)
	(in thousands, except per unit data)
Year ended December 31, 2008:
Revenue and other income (loss), net	$362,927	$568,658	$133,167	$287,015
Costs and expenses	849,017	374,032	416,971	336,991

Income (loss) from continuing operations	(486,090)	194,626	(283,804)	(49,976)
Income (loss) from discontinued operations	(483)	6,538	8,245	6,246

Net income (loss)	(486,573)	201,164	(275,559)	(43,730)

Net income (loss) attributable to common limited partners per unit – basic:
Income (loss) from continuing operations attributable to common limited partners	$(9.69)	$3.89	$(7.34)	$(1.50)
Income (loss) from discontinued operations attributable to common limited partners	$(0.01)	$0.14	$0.21	$0.16

Net income (loss) attributable to common limited partners	$(9.70)	$4.03	$(7.13)	$(1.34)

Net income (loss) attributable to common limited partners per unit – diluted:
Income (loss) from continuing operations attributable to common limited partners (5)	$(9.69)	$3.79	$(7.34)	$(1.50)
Income (loss) from discontinued operations attributable to common limited partners (5)	$(0.01)	$0.14	$0.21	$0.16

Net income (loss) attributable to common limited partners (5)	$(9.70)	$3.93	$(7.13)	$(1.34)

(1)

Net loss includes a $690.5 million non-cash impairment charge for goodwill and other assets, a $151.8 million non-cash derivative gain, and a $19.9 million gain from the Partnership’s repurchase of approximately $60.0 million in face amount of its Senior Notes for an aggregate purchase price of approximately $40.1 million.

(2)	Net income includes a $222.0 million non-cash derivative gain and a $71.5 million cash derivative expense from the early termination of certain derivative instruments.
(3)	Net loss includes a $181.1 million non-cash derivative loss and a $116.1 million cash derivative expense from the early termination of certain derivative instruments.
(4)	Net loss includes a $76.9 million non-cash derivative loss.
(5)

For the fourth, second and first quarters of the year ended December 31, 2008, potential common limited partner units issuable upon conversion of the Partnership’s Class A and Class B cumulative convertible preferred limited partner units were excluded from the computation of diluted net loss attributable to common limited partners as the impact of the conversion would have been anti-dilutive.

	Fourth Quarter(1)	Third Quarter(2)	Second Quarter(3)	First Quarter(4)
	(in thousands, except per unit data)
Year ended December 31, 2007:
Revenue and other income (loss), net	$198,833	$228,623	$80,701	$104,056
Costs and expenses	306,875	259,336	108,694	108,507

Loss from continuing operations	(108,042)	(30,713)	(27,993)	(4,451)
Income from discontinued operations	9,152	7,591	7,177	6,910

Net income (loss)	(98,890)	(23,122)	(20,816)	2,459

Net income (loss) attributable to common limited partners per unit – basic:
Income (loss) from continuing operations attributable to common limited partners	$(2.91)	$(1.13)	$(2.70)	$(0.65)
Income (loss) from discontinued operations attributable to common limited partners	$0.23	$0.24	$0.54	$0.52

Net income (loss) attributable to common limited partners	$(2.68)	$(0.89)	$(2.16)	$(0.13)

Net income (loss) attributable to common limited partners per unit – diluted:
Income (loss) from continuing operations attributable to common limited partners (5)	$(2.91)	$(1.13)	$(2.70)	$(0.65)
Income (loss) from discontinued operations attributable to common limited partners (5)	$0.23	$0.24	$0.54	$0.52

Net income (loss) attributable to common limited partners (5)	$(2.68)	$(0.89)	$(2.16)	$(0.13)

(1)	Net loss includes a $130.2 million non-cash derivative loss.
(2)	Net loss includes an $8.4 million non-cash derivative loss.
(3)	Net loss includes a $28.5 million non-cash derivative loss.
(4)	Net income includes a $2.3 million non-cash derivative loss.
(5)

For the fourth, third, second, and first quarters of the year ended December 31, 2007, potential common limited partner units issuable upon conversion of the Partnership’s Class A cumulative convertible preferred limited partner units were excluded from the computation of diluted net loss attributable to common limited partners as the impact of the conversion would have been anti-dilutive.

NOTE 20 – SUBSEQUENT EVENT

On January 27, 2009, the Partnership and Sunlight Capital, the holder of the outstanding Class A Preferred Units, agreed to amend certain terms of its existing preferred unit agreement. The amendment (a) increased the dividend yield from 6.5% to 12% per annum, effective January 1, 2009, (b) changed the conversion commencement date from May 8, 2008 to April 1, 2009, (c) changed the conversion price adjustment from $43.00 to $22.00, enabling the Class A Preferred Units to be converted at the lesser of $22.00 or 95% of the market value of the common units, and (d) changed the call redemption price from $53.22 to $27.25. Simultaneously with the execution of the amendment, the Partnership issued Sunlight Capital $15.0 million of its 8.125% senior unsecured notes due 2015 to redeem 10,000 Class A Preferred Units. The Partnership also agreed that it will redeem an additional 10,000 Class A Preferred Units for cash at the liquidation value on April 1, 2009. If Sunlight does not exercise its conversion right on or before June 2, 2009, the Partnership will redeem the then-remaining 10,000 Class A Preferred Units for cash or one-half for cash and one-half for the Partnership’s common limited partner units on July 1, 2009.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.
	By:	Atlas Pipeline Partners GP, LLC,
its General Partner

August 28, 2009	By:	/s/ EUGENE N. DUBAY
Chief Executive Officer, President and Managing Board Member of the General Partner

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of August 28, 2009.

/s/ EDWARD E. COHEN	Chairman of the Managing Board of the General Partner
Edward E. Cohen

/s/ JONATHAN Z. COHEN	Vice Chairman of the Managing Board of the General Partner
Jonathan Z. Cohen

/s/ EUGENE N. DUBAY	Chief Executive Officer, President and Managing Board Member of the General Partner
Eugene N. Dubay

/s/ MATTHEW A. JONES	Chief Financial Officer of the General Partner
Matthew A. Jones

/s/ SEAN P. MCGRATH	Chief Accounting Officer of the General Partner
Sean P. McGrath

/s/ TONY C. BANKS	Managing Board Member of the General Partner
Tony C. Banks

/s/ CURTIS D. CLIFFORD	Managing Board Member of the General Partner
Curtis D. Clifford

/s/ MARTIN RUDOLPH	Managing Board Member of the General Partner
Martin Rudolph